UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant ☐	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Evergy, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Energy Forward

2020 Annual Meeting and Proxy Statement

evergy™

Evergy, Inc.
One Kansas City Place
1200 Main Street
Kansas City, Missouri 64105

March 20, 2020

Dear Shareholder:

We are pleased to invite you to the annual meeting of shareholders of Evergy, Inc. The meeting will be held at 10:00 a.m., local time, on Tuesday, May 5, 2020, at our Cedar Point Training Facility, located at 10058 Raytown Road, Kansas City, Missouri 64134.

At this meeting, you will be asked to:

1.	Elect the nominees named in the attached proxy statement as directors;
2.	Provide an advisory non-binding vote to approve the 2019 compensation of our named executive officers;
3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020; and
4.	Transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

The attached Notice of Annual Meeting and proxy statement describe the business to be transacted at the meeting. Please review these materials and vote your shares.

Your vote is important. I encourage you to complete, sign, date and return your proxy card or use telephone or internet voting prior to the annual meeting so that your shares will be represented and voted at the meeting even if you cannot attend.

Sincerely,

Terry Bassham
President and Chief Executive Officer

Notice of Annual Meeting of Shareholders	1
Proxy Statement Summary	2
Proposal 1: Election of Directors	6
Corporate Governance Matters	16
Board Structure	16
Corporate Governance Practices	20
Director Independence	22
Other Matters	23
Director Compensation	24
Proposal 2: Advisory Vote to Approve Executive Compensation	26
Proposal 3: Ratification of Appointment of Deloitte & Touche	54
Information Regarding Audit Matters	54
Audit Committee Report	56
Security Ownership of Directors, Management and Beneficial Owners	58
Frequently Asked Questions	60
Appendix A – GAAP to Non-GAAP Financial Metric Reconciliation	A-1
Appendix B – Information Regarding Legacy Change-in-Control Agreements	B-1

Evergy, Inc.
One Kansas City Place
1200 Main Street
Kansas City, Missouri 64105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, May 5, 2020
Time:	10:00 a.m. (Central Daylight Time)
Place:	Cedar Point Training Facility 10058 Raytown Road Kansas City, Missouri 64134

PROXY STATEMENT

This proxy statement, the accompanying proxy card and our 2019 Annual Report are made available to, and mailed, beginning on or about March 20, 2020, to holders of our common stock for the solicitation of proxies by our Board of Directors (“Board”) for the 2020 annual meeting of shareholders (the “2020 Annual Meeting”). Shareholders of record at the close of business on February 25, 2020, are entitled to notice of, and to vote at, the 2020 Annual Meeting or any adjournment thereof. The Board encourages you to read this document carefully and take this opportunity to vote on the matters to be decided at the 2020 Annual Meeting.

In this proxy statement, we refer to Evergy, Inc. as “we,” “us,” “our,” “Company,” or “Evergy,” unless the context clearly indicates otherwise.

By Order of the Board of Directors,

Heather A. Humphrey Senior Vice President, General Counsel and Corporate Secretary

We intend to hold our annual meeting in person. However, we are actively monitoring the coronavirus (COVID-19) and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our investor relations website at evergyinc.com for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder
Meeting to Be Held on May 5, 2020:

This proxy statement and our 2019 Annual Report are available at
https://materials.proxyvote.com/30034W

Notice of Annual Meeting of Shareholders Proxy Statement | Evergy 2020 Proxy Statement 1

Proxy Statement Summary

This section is a summary, and you should read the entire proxy statement before voting.

Voting Matters and Board Recommendations

Agenda Item		Board Vote Recommendation	Page
1:	Elect the nominees named in the proxy statement as directors	FOR each nominee	6
2:	Approve on an advisory non-binding basis the 2019 compensation of our named executive officers	FOR	26
3:	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020	FOR	54

Although management is not aware of any other business to be conducted at the 2020 Annual Meeting, shareholders may be asked to vote on such other business as may properly come before the meeting.

About Evergy

Evergy, Inc. (NYSE: EVRG), a public utility holding company, engages in the generation, transmission, distribution and sale of electricity to approximately 1.6 million customers in the states of Kansas and Missouri. Our 2019 Annual Report contains additional information about our businesses.

2019 Financial and Operational Highlights

Evergy’s mission is to empower a better future. Our vision is to become the best energy company for all of our stakeholders, including our employees, customers and shareholders, and the communities that we are fortunate to serve. Highlights from 2019, which was the first full fiscal year of combined operations following the merger of Great Plains Energy Incorporated (“Great Plains Energy”) and Westar Energy, Inc. (“Westar Energy”), include:

▪	Exceeded Planned Merger Savings. We exceeded our 2019 net merger savings target of $110 million, ending the year at $150 million, or 36% above target.
▪	Continued Dividend Growth. We raised our dividend by 6.3% to an indicated annual rate of $2.02 per share.
▪	Returned Capital to Shareholders. We returned over $2 billion in capital to our shareholders through share repurchases and dividends.
▪	Successful Execution of Capital Allocation Plan. We executed our capital allocation plan by investing $1.2 billion in infrastructure to maintain customer reliability, as well as continued our share repurchase program that was announced as part of our merger.
▪	Continued Leader in Environmental Stewardship. We announced a goal to reduce carbon emissions by 80% by 2050 from 2005 levels. We have already made significant investments in protecting the environment and have reduced, from 2005 levels, carbon dioxide emissions by ~45%, sulfur dioxide emissions by ~98% and nitrogen oxide emissions by ~87%.
▪	Sustainable Generation. As of the end of 2019, Evergy’s utility subsidiaries owned or purchased more than 3,600 megawatts of renewable generation, most of which comes from the wind that is abundant in our service territory. Evergy produces about a third of our customers’ power annually from renewable sources and, when combined with the production from our Wolf Creek nuclear facility, nearly half of the power we provide to homes and businesses comes from emission-free sources.
▪	Enhanced Corporate Governance in Response to Shareholder Engagement. Based on feedback from investors, we adopted a market-standard “proxy access” by-law provision that allows shareholders to include nominees for our Board in our proxy statement. We also implemented “majority voting” whereby, in uncontested elections, directors are only elected to our Board if they receive a majority of the votes cast at an annual meeting. We also began Board refreshment by appointing one independent director in 2019 and recently appointing two additional independent directors.

Proxy Statement Summary Evergy 2020 Proxy Statement 2

Corporate Governance (p. 16)

Our Board seeks to maintain strong corporate governance features, including the following:

✔	Annual election of directors	✔	Board oversight of risk management
✔	Majority voting in uncontested elections	✔	Board oversight of environmental disclosures
✔	Proxy access	✔	Carbon emission reduction goal
✔	Separate Chair and CEO	✔	Transparent environmental disclosures
✔	Lead Independent Director	✔	CEO oversight of diversity / inclusion
✔	Independent committee chairs	✔	Robust stock ownership requirements
✔	Standing executive sessions	✔	No shareholder rights plan or poison pill
✔	Diverse Board, including four female directors	✔	No short selling, hedging or pledging
✔	Annual self-evaluations	✔	Board oversight of political spending
✔	Mandatory retirement / tenure policy	✔	Disclosure of political spending

Recent Developments

On February 28, 2020, Evergy entered into an agreement (the “Agreement”) with affiliates of Elliott Management Corporation (“Elliott”), which as of that date owned an economic interest equal to approximately 10 million shares of Evergy common stock. As part of the Agreement and our ongoing board refreshment process, Evergy agreed, among other things, to increase the number of directors on the Board from fifteen to seventeen, and appoint Paul M. Keglevic and Kirkland B. Andrews to fill the newly-created directorships effective, March 3, 2020. The Agreement further provides that the size of the Board will be reduced to thirteen directors at the 2020 Annual Meeting, and reduced to twelve directors in 2021. To accommodate the new Board size, Charles Q. Chandler IV, Gary D. Forsee, Scott D. Grimes and John J. Sherman are not standing for re-election at the 2020 Annual Meeting. Our Board thanks Messrs. Chandler, Forsee, Grimes and Sherman for their many years of exemplary service.

Pursuant to the Agreement, the Board has also formed a new Strategic Review & Operations Committee (the “Strategic Committee”) with a mandate to explore ways to enhance long-term shareholder value, including through a potential strategic combination or an enhanced long-term standalone operating plan and strategy. The Strategic Committee is co-chaired by John A. Stall and Paul M. Keglevic, and also includes Terry Bassham and Kirkland B. Andrews. The Agreement requires certain public disclosures around the outcome of the Strategic Committee’s process.

Under the Agreement, Elliott has agreed to certain customary standstill provisions, and Elliott and Evergy have agreed to mutual non-disparagement provisions, effective until November 2, 2020, subject to potential extension, certain exceptions and early termination upon certain specified events. During such period, Elliott has also agreed to vote its and its controlled affiliates’ shares of common stock of Evergy in favor of each director nominated and recommended by the Board, against any proposals or resolutions to remove any member of the Board and otherwise in accordance with the recommendation of the Board, other than with respect to certain extraordinary transactions.

The Agreement is more fully described in the Company’s Current Report on Form 8-K filed on March 2, 2020 with the Securities and Exchange Commission (“SEC”).

Proxy Statement Summary Evergy 2020 Proxy Statement 3

Director Nominees (p. 6)
Director Nominees	Principal Occupation	Age	Director Since	Audit	Compensation and Leadership Development	Nominating, Governance, and Corporate Responsibility	Finance	Nuclear, Operations, and Environmental Oversight	Strategic Review & Operations
Mark A. Ruelle Chairman	Chairman of the Board and Former President and Chief Executive Officer, Westar Energy	58	2011					✔
Terry Bassham	President and Chief Executive Officer, Evergy, Inc.	59	2011					✔	✔
Kirkland B. Andrews Independent	Executive Vice President and Chief Financial Officer, NRG Energy, Inc.	52	2020	✔				✔	✔
Mollie Hale Carter Independent	Chairman, Chief Executive Officer and President, FirstSun Capital Bancorp; Chairman, Sunflower Bank	58	2003		✔	✔
Richard L. Hawley Independent	Former Executive Vice President and Chief Financial Officer, Nicor Inc. and Nicor Gas	71	2011	✔			✔
Thomas D. Hyde Independent	Former Executive Vice President, Legal, Compliance, Ethics and Corporate Secretary, Wal-Mart Stores, Inc.	71	2011	Chair		✔
B. Anthony Isaac Independent	Former Senior Vice President and Head of Select Service Strategy and Development, Hyatt Hotels Corporation	67	2003		✔		Chair	✔
Paul M. Keglevic Independent	Former Chief Executive Officer and Executive Vice President, Chief Financial Officer and Chief Risk Officer, Energy Future Holdings, Inc.	66	2020		✔		✔		Co-Chair
Sandra A.J. Lawrence Independent	Former Executive Vice President and Chief Administrative Officer, Children’s Mercy Hospital	62	2004		✔	Chair
Ann D. Murtlow Independent	President and Chief Executive Officer, United Way of Central Indiana	59	2013	✔			✔	Chair
Sandra J. Price Independent	Former Senior Vice President, Human Resources, Sprint Corporation	61	2016		✔	✔
S. Carl Soderstrom Jr. Independent	Former Senior Vice President and Chief Financial Officer, ArvinMeritor	66	2010	✔			✔	✔
John Arthur Stall Independent	Former President, NextEra Energy, Inc. Nuclear Division	65	2019				✔	✔	Co-Chair

We believe each of our director nominees exhibits practical wisdom and thoughtfulness in decision-making, mature and sound judgment and financial acumen and, based on their diverse experiences, are aligned with a set of competencies that our Board has determined is conducive to enhancing shareholder value. Additional information about our directors and their competencies can be found under “Proposal 1 — Election of Directors.”

Proxy Statement Summary Evergy 2020 Proxy Statement 4

Executive Compensation Highlights (p. 27)

Evergy’s compensation programs are designed to support achievement of our business strategy without encouraging excessive risk-taking, to attract and retain highly qualified executives, pay for performance, reward long-term growth and sustained profitability and encourage teamwork. Consistent with these objectives, as shown below, a high percentage of fiscal 2019 total target direct compensation is based on performance.

Set forth below is a summary of key fiscal 2019 compensation decisions for our named executive officers:

Named Executive Officer	Base Salary	Annual Cash Incentive Payout	Long-Term Incentive Grants
Mr. Terry Bassham President and Chief Executive Officer	$950,000	$1,154,250	$3,800,000
	No change from 2018	Target = 100% Base Salary Payout = 121.5% of Target	Target = 400% Base Salary 75% performance-based
Mr. Kevin E. Bryant Executive Vice President and Chief Operating Officer	$520,000	$505,440	$780,000
	No change from 2018	Target = 80% Base Salary Payout = 121.5% of Target	Target = 150% Base Salary 75% performance-based
Mr. Greg A. Greenwood Executive Vice President, Strategy and Chief Administrative Officer	$520,000	$505,440	$780,000
	No change from 2018	Target = 80% Base Salary Payout = 121.5% of Target	Target = 150% Base Salary 75% performance-based
Mr. Anthony D. Somma Executive Vice President and Chief Financial Officer	$495,000	$481,140	$742,500
	No change from 2018	Target = 80% Base Salary Payout = 121.5% of Target	Target = 150% Base Salary 75% performance-based
Ms. Heather A. Humphrey Senior Vice President, General Counsel and Corporate Secretary	$484,000	$382,239	$629,200
	No change from 2018	Target = 65% Base Salary Payout = 121.5% of Target	Target = 130% Base Salary 75% performance-based

Our Compensation and Leadership Development Committee (which we refer to as the “Committee” when describing our executive compensation program) believes our executive compensation program also features best-in-class governance practices, such as:

✔	Alignment between pay and performance	✔	Clawback provisions
✔	Compensation incentivizes performance	✔	Standard annual equity grant cycle
✔	Independent Committee oversight	✔	No employment contracts
✔	Standing Committee executive sessions	✔	No stock options
✔	Independent compensation consultant	✔	No repricing or backdating of stock options
✔	“Double trigger” change-in-control benefits	✔	No dividends for unvested awards
✔	Robust stock ownership guidelines	✔	No short selling, hedging or pledging
✔	Board oversight of succession plans	✔	No tax “gross-ups”
✔	Annual risk assessment

Proxy Statement Summary Evergy 2020 Proxy Statement 5

Proposal 1	Election of Directors
	☑	The Board recommends a vote FOR each of the director nominees
Director Nominee Biographies

The following summarizes the business experience of each nominee for at least the last five years, and the specific experience, qualifications, attributes and skills that led the Board to conclude that each nominee should serve as a director. The Board believes that the items noted for each nominee demonstrate his or her superior leadership, high performance standards, mature judgment, strategic planning capabilities and ability to understand and oversee the Company’s strategies, operations and management.

Terry Bassham Director Since: 2011 Age: 59 Committee Membership: ▪ Nuclear, Operations, and Environmental Oversight ▪ Strategic Review & Operations
Mr. Bassham is President and Chief Executive Officer of Evergy. Mr. Bassham was Chairman of the Board of Directors (2013-2018), President (2011-2018) and Chief Executive Officer (2012-2018) of Great Plains Energy and Kansas City Power & Light Company (“KCP&L”) prior to the merger with Westar Energy that resulted in the formation of Evergy. Prior to that, Mr. Bassham served in various capacities at Great Plains Energy and KCP&L, including as Chief Operating Officer (2011-2012), Executive Vice President of Finance and Strategic Development and Chief Financial Officer (2005-2010) and KCP&L’s Executive Vice President of Utility Operations (2010-2011). Before joining KCP&L, Mr. Bassham was Executive Vice President, Chief Financial Officer and Chief Administrative Officer for El Paso Electric Company (2001-2005) in Texas, where he oversaw the financial, treasury, regulatory and administrative functions. He originally joined El Paso Electric Company as General Counsel (1996-2001) with responsibility for legislative affairs, regulatory affairs and corporate governance.

Mr. Bassham serves on the Board of Directors of Commerce Bancshares Inc. (NASDAQ: CBSH) (since 2013), a bank holding company based in Kansas City, Missouri, where he serves on the audit and risk committee and compensation and human resources committee. Additionally, Mr. Bassham holds leadership positions at the Electric Power Research Institute and various charitable, non-profit and civic organizations. Mr. Bassham holds a Bachelor of Business Administration degree in accounting from the University of Texas-Arlington and a Juris Doctor degree from St. Mary’s University Law School in San Antonio, Texas, and has completed the Institute of Nuclear Power Operations Nuclear Reactor Technology Course for Executives at the Massachusetts Institute of Technology.

Mr. Bassham’s qualifications to serve as our director include his significant knowledge and understanding of our business; his substantial leadership, financial, utility and nuclear experience; and his experience serving as a director of a public company. Mr. Bassham also has extensive knowledge of our Kansas and Missouri service territories and, in particular, the Kansas City metropolitan area, one of our significant markets. Mr. Bassham is also, among other things, “experienced” in the following core competencies: Strategy Development; Federal and State Regulation and Compliance; Alignment of Company Culture & Compensation and Leadership Development; Accounting, Finance and Investment Management; Risk Management; Operational Oversight; Customer Experience; and Community and Public Relations.

Proposal 1 - Election of Directors Director Nominee Biographies | Evergy 2020 Proxy Statement 6

Kirkland B. Andrews Director Since: 2020 Age: 52 Committee Membership: ▪ Audit ▪ Nuclear, Operations and Environmental Oversight ▪ Strategic Review & Operations
Mr. Andrews serves as Executive Vice President and Chief Financial Officer of NRG Energy, Inc. (NYSE: NRG) (since 2011). Mr. Andrews was a director of NRG Yield, Inc. (2012-2018) (when NRG Yield, Inc. became Clearway Energy, Inc.), and also served as Executive Vice President, Chief Financial Officer of NRG Yield, Inc. (2012-2016). Mr. Andrews has also served as Chief Financial Officer of GenOn Energy, Inc., a wholly-owned subsidiary of NRG, which filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in June 2017. Prior to joining NRG, he served as Managing Director and Co-Head Investment Banking, Power and Utilities — Americas at Deutsche Bank Securities (2009-2011). Prior to this, he served in several capacities at Citigroup Global Markets Inc., including Managing Director, Group Head, North American Power (2007-2009), and Head of Power M&A, Mergers and Acquisitions (2005-2007). Mr. Andrews also serves on the board of directors for RPM International Inc. (NYSE: RPM), a high-performance coating, sealants and specialty chemicals company, where he serves on the Audit Committee and co-chairs its Operating Improvement Committee. Mr. Andrews holds a Bachelor of Arts in philosophy from Wake Forest University and a Master of Business Administration from the University of Virginia’s Darden School of Business.

Mr. Andrews was initially appointed as a Director on March 3, 2020 pursuant to an Agreement, dated February 28, 2020, with affiliates of Elliott related to, among other things, appointment of additional Directors to our Board. Mr. Andrew's qualifications to serve as our director include his extensive experience with electric utilities, large and innovative strategic and capital markets transactions, financial and accounting matters, regulatory issues and power generation. Mr. Andrews is, among other things, “experienced” in the following core competencies: Strategy Development; Accounting, Finance and Investment Management; Risk Management; Operational Oversight; and Customer Experience.

Mollie Hale Carter Director Since: 2003 Age: 58 Committee Membership: ▪ Compensation and Leadership Development ▪ Nominating, Governance, and Corporate Responsibility
Ms. Carter is Chairman of the Board of Directors, Chief Executive Officer and President of FirstSun Capital Bancorp (formerly Sunflower Financial) (since 1996) and Chairman of the Board of Directors of Sunflower Bank (since 2005), a regional community bank now headquartered in Denver, Colorado. She also serves as President of Star A, Inc., a privately-held business with Kansas agricultural and other investment interests (since 1996). She previously served as Senior Investment Officer at John Hancock Mutual Life Insurance Company (1986-1996). She also previously served on the Board of Directors of Archer-Daniels-Midland Company, a global food processing and commodities trading corporation located in Chicago, Illinois (1996-2017). She is on the Board of Directors of the Kansas Health Foundation and a recent past director of the Heartland Chapter of the National Association of Corporate Directors. Ms. Carter is a graduate of Dartmouth College, receiving her Bachelor of Arts degree in economics. She obtained her Master of Business Administration from Harvard Business School.

Ms. Carter’s qualifications to serve as our director include her substantial leadership experience as a chief executive officer, her financial expertise and her significant experience serving as a director of a large public company. Ms. Carter also has extensive experience with corporate governance and with complicated regulatory and compliance environments. Ms. Carter is, among other things, “experienced” in the following core competencies: Strategy Development; Alignment of Company Culture and Compensation and Leadership Development; and Accounting, Finance and Investment Management.

Proposal 1 - Election of Directors Director Nominee Biographies | Evergy 2020 Proxy Statement 7

Richard L. Hawley Director Since: 2011 Age: 71 Committee Membership: ▪ Audit ▪ Finance
Mr. Hawley served as Executive Vice President and Chief Financial Officer of Nicor Inc. and Nicor Gas, a northern Illinois natural gas company (2003-2011). He was Chief Financial Officer of Puget Energy, Inc., a regulated electric and natural gas distribution utility located in Bellevue, Washington (1998-2002) and was a partner with Coopers & Lybrand (now PricewaterhouseCoopers), an international accounting and consulting firm (1984-1998), after holding several other positions with the firm (1973-1984). He also served on the Board of Directors of Fisher Communications, Inc., a media company located in Seattle, Washington that was publicly-traded until being acquired (2003-2013). Mr. Hawley received his Bachelor of Arts in business administration from the University of Washington.

Mr. Hawley’s qualifications to serve as our director include his deep knowledge of accounting and financial matters from his work as a chief financial officer and audit partner, his years of experience within the electric and gas utility industries and his experience as a director of a public company. Mr. Hawley is, among other things, “experienced” in the following core competencies: Strategy Development; Federal and State Regulation and Compliance; Alignment of Company Culture and Compensation and Leadership Development; Accounting, Finance and Investment Management; Risk Management; and Operational Oversight.

Thomas D. Hyde Director Since: 2011 Age: 71 Committee Membership: ▪ Audit (Chair) ▪ Nominating, Governance, and Corporate Responsibility
Mr. Hyde served as Executive Vice President, Legal, Compliance, Ethics and Corporate Secretary of Wal-Mart Stores, Inc. (“Wal-Mart”), an international retail store operator (2005-2010). Mr. Hyde previously served as Executive Vice President, Legal and Corporate Affairs and Corporate Secretary of Wal-Mart (2003-2005), and as Executive Vice President, Senior General Counsel of Wal-Mart (2001-2003). Mr. Hyde also previously served on the Board of Directors and as chair of the audit committee of Vail Resorts, Inc., a mountain resort company located in Broomfield, Colorado (2006-2012). Mr. Hyde received his Bachelor of Arts in English from the University of Kansas, his Juris Doctor from the University of Missouri-Kansas City and holds a Master of Business Administration in finance from the University of Kansas.

Mr. Hyde’s qualifications to serve as our director include his experience in legal and leadership roles for the largest publicly-traded retailer in the world, and he provides deep insight and understanding on corporate governance matters. He also has experience as a director of a public company. Mr. Hyde is, among other things, “experienced” in the following core competencies: Strategy Development; Federal and State Regulation and Compliance; Alignment of Company Culture & Compensation and Leadership Development; Accounting, Finance and Investment Management; Risk Management; and Community and Public Relations.

Proposal 1 - Election of Directors Director Nominee Biographies | Evergy 2020 Proxy Statement 8

B. Anthony Isaac Director Since: 2003 Age: 67 Committee Membership: ▪ Compensation and Leadership Development ▪ Finance (Chair) ▪ Nuclear, Operations, and Environmental Oversight
Mr. Isaac was Senior Vice President and Head of Select Service Strategy and Development at Hyatt Hotels Corporation, a global hotel management, franchising, ownership and development company based in Chicago, Illinois with properties worldwide (2011-2015). He served as President of LodgeWorks, a Wichita, Kansas-based hotel management and development company (2000-2011). Before helping found LodgeWorks, Mr. Isaac served as President of the All-Suites Division of Wyndham Hotels and Resorts, an international hotel and resort chain based in Parsippany, New Jersey. He held the position of President of Summerfield Hotel Corp. prior to Summerfield’s merger with Patriot American Hospitality/Wyndham International. He sits on the Board of Directors of CorePoint Lodging (NYSE: CPLG), a real estate investment trust focused on the hotel industry that is located in Irving, Texas (since 2018), where he serves as chair of the nominating and corporate governance committee and a member of the capital committee. Mr. Isaac holds a Bachelor of Science degree in civil engineering from the Massachusetts Institute of Technology and a Master of Business Administration from Harvard University.

Mr. Isaac’s qualifications to serve as our director include his extensive leadership experience both as the chief executive officer of a privately-held company and as an executive with other large companies in the hotel industry, and his substantial experience with strategic planning and financial matters. He also has experience as a director of a public company and with corporate governance matters. Mr. Isaac is, among other things, “experienced” in the following core competencies: Alignment of Company Culture and Compensation and Leadership Development; Accounting, Finance and Investment Management; and Customer Experience.

Proposal 1 - Election of Directors Director Nominee Biographies | Evergy 2020 Proxy Statement 9

Paul M. Keglevic Director Since: 2020 Age: 66 Committee Membership: ▪ Compensation and Leadership Development ▪ Finance ▪ Strategic Review & Operations (Co-Chair)
Mr. Keglevic has over 40 years of experience with public companies across several industry sectors, including utilities, telecom, transportation and real estate. Mr. Keglevic served as Chief Executive Officer (2016-2018) and Executive Vice President, Chief Financial Officer and Chief Risk Officer (2008-2016) of Energy Future Holdings, the majority owner of a regulated transmission and distribution business. Prior to that, Mr. Keglevic served as an audit partner at PricewaterhouseCoopers LLP (PwC) (2002-2008), where he was the U.S. utility sector leader for six years. Prior to PwC, Mr. Keglevic led the utilities practice for Arthur Andersen, where he was a partner for 15 years. Mr. Keglevic serves on the Board of Directors of Ascena Retail Group, Inc. (Nasdaq: ASNA) (since 2019), a national specialty retailer located in Mahwah, New Jersey. He also serves on the Board of Directors of Frontier Communications Corporation (Nasdaq: FTR) (since 2019), a national telecommunications company located in Norwalk, Connecticut, where he serves on the finance committee and audit committee. He further serves on the Board of Directors of Bonanza Creek Energy, Inc. (NYSE: BCEI), an oil and gas company located in Denver, Colorado, where he serves as chair of the audit committee and also serves on the nominating and corporate governance committee. Mr. Keglevic also serves on the Board of Directors of Stellus Capital Management (NYSE: SCM) (since 2014), where he serves as chair of the audit committee and also serves on the nominating and corporate governance committee. He previously served on the Boards of Directors of Clear Channel Outdoor Holdings, Inc., PetSmart, Inc., Cobalt International Energy, Inc., Philadelphia Energy Services and Energy Future Holdings and several of its subsidiaries. Mr. Keglevic has served as a member of the board of directors of the Dallas and State of California Chambers of Commerce and several other charitable and advisory boards. Mr. Keglevic received his Bachelor of Science in accounting from Northern Illinois University and is a certified public accountant.

Mr. Keglevic was initially appointed as a Director on March 3, 2020 pursuant to an Agreement, dated February 28, 2020, with affiliates of Elliott related to, among other things, appointment of additional Directors to our Board. Mr. Keglevic's qualifications to serve as our director include his extensive experience with public companies, finance, accounting, regulatory issues, transactional and merger and acquisition activities and governance matters. Mr. Keglevic is, among other things, “experienced” in the following core competencies: Strategy Development; Federal and State Regulation and Compliance; Alignment of Company Culture & Compensation and Leadership Development; Accounting, Finance and Investment Management; Risk Management; Operational Oversight; and Community and Public Relations.

Proposal 1 - Election of Directors Director Nominee Biographies | Evergy 2020 Proxy Statement 10

Sandra A.J. Lawrence Director Since: 2004 Age: 62 Committee Membership: ▪ Compensation and Leadership Development ▪ Nominating, Governance, and Corporate Responsibility (Chair)
Ms. Lawrence was the Executive Vice President and Chief Administrative Officer (2016-2019) and Executive Vice President and Chief Financial Officer (2005-2016) of Children’s Mercy Hospital, a comprehensive pediatric medical center in Kansas City, Missouri. Previously, she was the Chief Financial Officer (2005) and Senior Vice President and Treasurer (2004-2005) of Midwest Research Institute, an independent, non-profit, contract research organization located in Kansas City, Missouri. Prior to that Ms. Lawrence spent twenty-six years in professional or management positions in the architecture, real estate, financial services, packaging and medical research industries. She is on the Board of Directors of American Shared Hospital Services (NYSE American: AMS), a provider of radiosurgical and radiation therapy equipment based in San Francisco, California, where she serves as chair of the audit committee and as a member of the nominating and corporate governance committee. She is also chair of the Board of Directors of the Heartland Chapter of the National Association of Corporate Directors and serves on the boards of directors of various charitable, non-profit and civic organizations, including the Hall Family Foundation, the Nelson-Atkins Museum of Art and Women Corporate Directors. Ms. Lawrence serves as a trustee of the Ivy and Waddell and Reed Mutual Funds Complex Trust. Ms. Lawrence is a graduate of Vassar College, receiving her Bachelor of Arts in psychology. She also received a Master of Architecture from the Massachusetts Institute of Technology and a Master in Business Administration from Harvard Business School.

Ms. Lawrence’s qualifications to serve as our director include her substantial financial expertise, her extensive service as a director in a diverse range of organizations, her experience as a public company director and her knowledge of corporate governance. Ms. Lawrence also has extensive knowledge of the Kansas City metropolitan area and Topeka, Kansas, two of our largest service territories. Ms. Lawrence is, among other things, “experienced” in the following core competencies: Alignment of Company Culture and Compensation and Leadership Development; Accounting, Finance and Investment Management; Risk Management; and Operational Oversight.

Proposal 1 - Election of Directors Director Nominee Biographies | Evergy 2020 Proxy Statement 11

Ann D. Murtlow Director Since: 2013 Age: 59 Committee Membership: ▪ Audit ▪ Finance ▪ Nuclear, Operations, and Environmental Oversight (Chair)
Ms. Murtlow is a member of the Board of Directors, President and Chief Executive Officer of the United Way of Central Indiana, a non-profit community impact organization (since 2013). Previously, she spent twenty-four years with AES Corporation, a holding company for electric utilities located in Arlington, Virginia, and served for over twelve years in various senior leadership and officer roles including as Vice President and Group Manager of AES and President, Chief Executive Officer and Director of Indianapolis Power & Light Company, an integrated electric utility, and its parent company, IPALCO Enterprises, both located in Indianapolis, Indiana. Ms. Murtlow currently serves on the Board of Directors of Wabash National Corporation (NYSE: WNC), a diversified industrial manufacturing company in Lafayette, Indiana (since 2013), where she chairs the nominating and corporate governance committee and serves on the compensation committee. She previously served on the Board of Directors of First Internet Bancorp and its subsidiary, First Internet Bank, a financial institution in Fishers, Indiana (2013−2020), and on the Boards of Directors of the Federal Reserve Bank of Chicago, Herff Jones, a manufacturer of educational recognition and achievement products and motivational materials located in Indianapolis, Indiana, and AEGIS Insurance Services, Inc., a mutual insurance company in East Rutherford, New Jersey. Ms. Murtlow received her Bachelor of Science in chemical engineering from Lehigh University.

Ms. Murtlow’s qualifications to serve as our director include her extensive and varied senior management leadership experience and accomplishments and deep insight and knowledge about the operations and challenges of a vertically integrated, regulated electric utility with nuclear generation. Ms. Murtlow has also been named a Board Leadership Fellow by the National Association of Corporate Directors. Ms. Murtlow is, among other things, “experienced” in the following core competencies: Strategy Development; Federal and State Regulation and Compliance; Alignment of Company Culture and Compensation and Leadership Development; Risk Management; Operational Oversight; Customer Experience; and Community and Political Relations.

Sandra J. Price Director Since: 2016 Age: 61 Committee Membership: ▪ Compensation and Leadership Development ▪ Nominating, Governance, and Corporate Responsibility
Ms. Price is the former Senior Vice President, Human Resources of Sprint Corporation, a global telecommunications company located in Kansas City, Missouri (2006-2016). Previously, she served as Senior Vice President Designee for the Human Resources, Communications and Brand Management functions of the Sprint Local Telephone Division and a variety of other human resource roles (1993-2006). Prior to Sprint, she was a principal in the Blue Valley School District, Overland Park, Kansas, and in the Jenks Public School District, Tulsa, Oklahoma. She served as co-chair of KC Rising (2017-2018), a non-profit organization focused on economic development in the Kansas City metropolitan area. Ms. Price is a member of the Boards of Directors of the Heartland Chapter of the National Association of Corporate Directors and of the Kansas City Metropolitan Community College Foundation. Ms. Price received her Bachelor of Arts in special education from Oral Roberts University and a Master of Arts in education and administration from the University of Tulsa.

Ms. Price’s qualifications to serve as our director include her diverse senior management and leadership experience, her deep understanding of human resources and talent development and her knowledge of our Kansas City service territory. Ms. Price was named to the Kansas City Business Journal’s “Women Who Mean Business” list and to the Profiles in Diversity Journal’s “Women Worth Watching.” Ms. Price is, among other things, “experienced” in the following core competencies: Strategy Development; Alignment of Company Culture and Compensation and Leadership Development; Operational Oversight; and Customer Experience.

Proposal 1 - Election of Directors Director Nominee Biographies | Evergy 2020 Proxy Statement 12

Mark A. Ruelle Director Since: 2011 Age: 58 Committee Membership: ▪ Nuclear, Operations, and Environmental Oversight
Mr. Ruelle is Chairman of the Board. Mr. Ruelle served as a member of the Board of Directors, President and Chief Executive Officer of Westar Energy prior to the merger with Great Plains Energy that resulted in the formation of Evergy (2011-2018). Mr. Ruelle was also previously Executive Vice President and Chief Financial Officer of Westar Energy (2003-2011), and had held other financial, strategic planning and corporate development positions with Westar Energy. Mr. Ruelle also served as Senior Vice President, Chief Financial Officer and Treasurer of Sierra Pacific Resources and its integrated electric utility subsidiary, Sierra Pacific Power Company (1997-2001), and, following its acquisition by Sierra Pacific Resources, President of Nevada Power Company (2001-2002), in Las Vegas, Nevada. He is on the Board of Directors of Stormont-Vail Health Care and various charitable and civic organizations. Mr. Ruelle previously served on the Board of Directors of Houston Wire & Cable Company, a provider of industrial electrical and mechanical wire and cable products (2014-2018). Mr. Ruelle received both a Bachelor of Arts degree and a Master of Arts degree in economics from the University of North Dakota and has completed the Institute of Nuclear Power Operations Nuclear Reactor Technology Course for Executives at the Massachusetts Institute of Technology.

Mr. Ruelle’s qualifications to serve as our director and Chairman of the Board include his leadership experience, his financial expertise and his extensive utility industry experience, including with nuclear generation. He also has experience as a public company director and with corporate governance. Mr. Ruelle has deep connections in our Kansas service territory and, in particular, the business community in Topeka, Kansas, one of our significant markets and our Kansas operational headquarters. Mr. Ruelle is, among other things, “experienced” in the following core competencies: Strategy Development; Federal and State Regulation and Compliance; Alignment of Company Culture and Compensation and Leadership Development; Accounting, Finance and Investment Management; Risk Management; Operational Oversight; Customer Experience; and Community and Public Relations.

S. Carl Soderstrom Jr. Director Since: 2010 Age: 66 Committee Membership: ▪ Audit ▪ Finance ▪ Nuclear, Operations, and Environmental Oversight
Mr. Soderstrom is the former Senior Vice President and Chief Financial Officer of ArvinMeritor, an automotive and commercial vehicle components manufacturer based in Troy, Michigan (2001-2004). Previously, he served as Senior Vice President, Engineering, Quality and Procurement for the company (1997-2001). Mr. Soderstrom held executive/management positions at Rockwell International (1986-1998), General Electric Company (1980-1986) and Emerson Electric (1977-1980). He is a member of the Board of Directors of Lydall Inc. (NYSE: LDL), a technology and manufacturing company headquartered in Manchester, Connecticut (since 2003), where he serves as chair of the governance committee and a member of the audit review committee. Mr. Soderstrom was previously a member of the Board of Directors of FreightCar America Inc., a railcar manufacturing company located in Chicago, Illinois (2005-2018). Mr. Soderstrom graduated from Duke University and holds a Bachelor of Science in engineering with majors in mechanical engineering and economics. He received his Master of Business Administration from the University of Michigan.

Mr. Soderstrom’s qualifications to serve as our director include his substantial financial expertise, his operations and engineering knowledge from his experience at other large public companies and his substantial experience serving as a director of other public companies. Mr. Soderstrom is, among other things, “experienced” in the following core competencies: Accounting, Finance and Investment Management; Risk Management; Operational Oversight; and Customer Experience.

Proposal 1 - Election of Directors Director Nominee Biographies | Evergy 2020 Proxy Statement 13

John Arthur Stall Director Since: 2019 Age: 65 Committee Membership: ▪ Finance ▪ Nuclear, Operations, and Environmental Oversight ▪ Strategic Review & Operations (Co-Chair)
Mr. Stall is an independent member of the board of directors of Wolf Creek Nuclear Operating Corporation, which operates Evergy’s Wolf Creek nuclear generating station (since 2011). Mr. Stall retired from NextEra Energy, Inc., the largest electric utility holding company in the United States located in Juno Beach, Florida, in 2010, where he served in numerous nuclear leadership roles. He served as President of NextEra’s nuclear division (2009-2010), as Senior Vice President and Chief Nuclear Officer of NextEra (2001-2009), as Vice President, Nuclear Engineering of NextEra (2000-2001) and Vice President of NextEra’s St. Lucie nuclear generating station (1996-2000). He also served in leadership roles at Dominion Energy, Inc.’s North Anna nuclear generating station (1977-1996). Mr. Stall provides consulting services related to the nuclear industry, including serving as an arbitrator in complicated nuclear disputes, providing expert witness testimony to regulatory bodies and serving as the chair of an independent nuclear safety advisory committee for a publicly-traded electric utility that operates multiple nuclear generating units. He served as a member of the Institute of Nuclear Power Operations National Academy of Nuclear Training Accrediting Board (2008-2019). Mr. Stall graduated from the University of Florida and holds a Bachelor of Science in nuclear engineering. He received his Master of Business Administration from Virginia Commonwealth University.

Mr. Stall’s qualifications to serve as our director include his substantial nuclear expertise, his operations and engineering knowledge from his experience at other large electric utilities and his leadership experience. Mr. Stall is, among other things, “experienced” in the following core competencies: Strategy Development; Federal and State Regulation and Compliance; Alignment of Company Culture & Compensation and Leadership Development; Accounting, Finance and Investment Management; Risk Management; and Operational Oversight.

Proposal 1 - Election of Directors Director Nominee Biographies | Evergy 2020 Proxy Statement 14

The 13 nominees for director have been recommended to the Board by the Nominating, Governance, and Corporate Responsibility Committee and nominated by the Board to serve as directors until the next annual meeting of shareholders and until their successors are duly elected and qualified. Each nominee has consented to stand for election, and the Board does not anticipate that any nominee will be unavailable to serve. In the event that one or more of the director nominees should become unavailable to serve at the time of the annual meeting, shares represented by proxy may be voted for the election of a nominee to be designated by the Board. Alternatively, in lieu of designating a substitute, the Board may reduce the number of directors. Proxies cannot be voted for more than 13 nominees.

Director Nominating Process

The Nominating, Governance, and Corporate Responsibility Committee administers the process of identifying potential director nominees and evaluates and recommends director nominees to the Board. The Committee takes into account a number of factors when considering director nominees, as described in our Corporate Governance Guidelines and as discussed in greater detail below. Director nominees identified by shareholders for our consideration will be evaluated in the same way as nominees identified by the Nominating, Governance, and Corporate Responsibility Committee.

Shareholders who wish to identify director nominees for consideration by the Nominating, Governance, and Corporate Responsibility Committee, or who wish to have director nominees included in a future proxy statement pursuant to our proxy access by-law provision, should write to our Nominating, Governance, and Corporate Responsibility Committee at the address provided in “Communicating with the Board” on page 23. All submissions must comply with the information requirements set forth in our By-laws.

Director Nominee Qualifications

The Board oversees the shareholders’ interests in the long-term health and success of the Company’s business, and directs, oversees and monitors the performance of management. The Board believes that its effectiveness in carrying out its responsibilities depends not only upon the particular experience, qualifications, attributes and skills that each director possesses, but also upon their ability to function well as a collegial body and to work collaboratively.

The Board’s objective is to have a well-rounded and diverse membership possessing, in the aggregate, skill sets and core competencies that are conducive to long-term success. The Board considers diversity in the broadest sense, reflecting geography, age, gender and ethnicity, as well as other factors. The Board believes that a diverse group of directors is desirable to expand the Board’s collective knowledge and expertise, as well as to evaluate management and positively influence the Company’s performance.

The success of the Company depends not only on expertise-based competencies, but equally on the personal qualities and attributes of the directors, both individually and as a group. Attributes that directors should possess include, among others, practical wisdom and thoughtfulness in decision-making; mature and sound judgment; financial acumen and business experience; the highest level of personal and professional ethics, integrity and values; sufficient time and availability; commitment to representing the interests of shareholders, customers and their communities; critical analysis skills; collegiality, a collaborative and cooperative spirit and the ability to both lead and work within a team environment; and the courage to act constructively and independently. Non-management directors should also be able to meet the independence requirements of the New York Stock Exchange (“NYSE”) listing standards and our Corporate Governance Guidelines.

The Board concluded that the following competencies are conducive to sustainable long-term shareholder and customer value: strategy development; federal and state regulation and compliance; alignment of company culture and compensation and leadership development; accounting, finance and investment management; risk management; operational oversight; customer experience; and community and politcal relations. Each director nominee provided a self-evaluation against these core competencies, and the Board evaluated the contribution level of each director, using the categories of “experienced,” “moderate experience,” “minimal experience” and “no experience.” Thirteen of the director nominees rated himself or herself as being “experienced” or “moderately experienced” in each of the core competencies, with ten of the director nominees identifying himself or herself as “experienced” in each of the core competencies.

Proposal 1 - Election of Directors Director Nominee Biographies | Evergy 2020 Proxy Statement 15

Corporate Governance Matters

Board Structure

Board Leadership Structure. We have separated the roles of Chairman of the Board and Chief Executive Officer, with Mr. Mark A. Ruelle serving as our Chair and Mr. Terry Bassham serving as our Chief Executive Officer. The Board believes that this structure is an appropriate corporate governance structure for the Company. Although NYSE requirements prohibit the Board from determining that Mr. Ruelle is independent, Mr. Ruelle owns a significant amount of Evergy stock and, as a result, his financial interests are aligned with those of Evergy’s shareholders. Moreover, the boards of directors of Great Plains Energy and Westar Energy approved the “merger of equals” transaction based on a belief that the transaction would provide, among other things, an opportunity to operate the combined company more efficiently than either company could have been operated alone, which benefits customers and shareholders alike. Successfully integrating the two companies requires dedication and deep operational knowledge, which are attributes that chief executive officers inherently possess due to their roles. By retaining Mr. Ruelle as non-executive Chair, and Mr. Bassham as Chief Executive Officer, the Board believes that Evergy has retained deep institutional knowledge of both Great Plans Energy and Westar Energy that continues to be valuable to Evergy and during the ongoing integration. In addition, retention of both individuals ensures a continuity of service and representation in our local communities. However, the Board believes it is important to maintain flexibility to combine the roles in the future if it determines at a later date that a different Board structure would be in the long-term interests of our shareholders.

Chairman of the Board

The Chair is responsible for presiding over all Board meetings and all executive sessions of the Board that include only non-management directors. The Chair may also call special meetings of the Board or shareholders, and also presides over Evergy’s shareholder meetings.

The Chair approves Board meeting agendas, which are prepared by the Chief Executive Officer reflecting input, if any, of the Chair and Lead Independent Director. The Chief Executive Officer and Chair also discuss the quality, quantity and timeliness of the flow of information from management.

The Chair also serves as the principal liaison between management, acting through or in consultation with the Chief Executive Officer, and the Board. He is also responsible for soliciting information from the non-management members of the Board regarding the performance of the Chief Executive Officer.

The Chair is also available for discussion with individual directors regarding key issues, individual director performance or any other matters relating to effectiveness of the Board. He may also interface from time to time with the public, including shareholders.

Working with the Nominating, Governance, and Corporate Responsibility Committee, the Lead Independent Director and the Chief Executive Officer, the Chair is also responsible for interviewing, and recommending to the Board, all candidates for the Board. Among other duties, the Chair is also responsible for helping to set the tone for ethics and integrity at Evergy.

Lead Independent Director

The Lead Independent Director is responsible for developing agendas for executive sessions of independent directors and calling and presiding over the same. He also serves as a liaison between the Chair and the independent directors, reviews meeting agendas and reviews meeting schedules.

The Board appointed Mr. Chandler to serve as Lead Independent Director to ensure that Evergy’s independent directors are represented and have formal mechanisms in place to exercise their governance role. Mr. Chandler was previously independent chairman of the board of directors of Westar Energy. Since Mr. Chandler is not standing for re-election, the Board will designate a new Lead Independent Director following the 2020 Annual Meeting.

Independent Board. The Board has determined that 15 of the 17 directors are independent and that 11 of the 13 nominees are independent, with Messrs. Ruelle and Bassham not independent as noted above.

Executive Sessions. Time is reserved on each Board meeting agenda for all directors to meet in executive session, with no members of management (other than the Chief Executive Officer) present. Time is also reserved on each Board meeting agenda for the non-management directors to meet in executive session, presided over by our Chair, and for the

Corporate Governance Board Structure | Evergy 2020 Proxy Statement 16

independent directors to meet in executive session, presided over by the Lead Independent Director, in each case with no members of management present. Time is also reserved at each regular committee meeting for committee members to meet in executive session with no members of management present (except in the case of the Nuclear, Operations, and Environmental Oversight Committee and the Strategic Review & Oversight Committee, each of which Mr. Bassham is a member).

Board Meetings. The Board held six meetings in 2019. Each of our directors who was on the Board in 2019 attended at least 75 percent of the aggregate number of meetings of the Board and committees on which he or she served.

Committees of the Board. We have a robust committee structure, with six standing committees. Each committee is led by an independent director. Additionally, four of these committees, including the committees required by NYSE standards, consist solely of independent directors. Additional information regarding each of these committees is summarized below. Each committee has a committee charter, which is available on the Company’s website at www.evergyinc.com. Information on or that can be accessed through our website is not a part of this proxy statement and is not incorporated into any other SEC filings we make.

Corporate Governance Board Structure | Evergy 2020 Proxy Statement 17

Audit Committee
Committee Members Mr. Hyde (Chair) Mr. Andrews* Mr. Chandler* Mr. Grimes* Mr. Hawley Ms. Murtlow Mr. Soderstrom	▪	Oversee processes related to the integrity of Evergy’s financial statements, including internal control over financial reporting;
	▪	Oversee the independent auditor and the internal audit services department;
	▪	Oversee the preparation of all reports and other disclosures required of the Audit Committee by the SEC; and
	▪	Review Evergy’s compliance with legal and regulatory requirements and its Code of Ethics.

7 meetings in fiscal year 2019

The Board has determined that (i) each member of the committee is independent under the NYSE listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (“Exchange Act”); (ii) each member of the committee is financially literate; and (iii) Mr. Andrews, Mr. Grimes, Mr. Hawley, Mr. Hyde, Ms. Murtlow and Mr. Soderstrom are “audit committee financial experts” within the meaning of SEC regulations. No member of the committee serves on the audit committee of more than three public companies.

*Messrs. Chandler and Grimes served on the committee in 2019 and are not standing for re-election. Mr. Andrews was appointed to the committee effective March 3, 2020.

Compensation and Leadership Development Committee
Committee Members Mr. Sherman (Chair)* Ms. Carter Mr. Forsee* Mr. Isaac Mr. Keglevic* Ms. Lawrence Ms. Price	▪	Oversee alignment of compensation philosophy with shareholder interests;
	▪	Evaluate, and recommend for approval by the non-management members of the Board, CEO compensation;
	▪	Approve named executive officer compensation (other than the CEO);
	▪	Advise the CEO on compensation for other officers;
	▪	Oversee human capital resources;
	▪	Review the culture of Evergy; and
	▪	Review whether our compensation program encourages excessive risk taking.

6 meetings in fiscal year 2019

The Board has determined that each member of the committee is independent under the NYSE listing standards, including the enhanced independence standards for members of the compensation committee, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986.

*Messrs. Sherman and Forsee served on the committee in 2019 and are not standing for re-election. Mr. Keglevic was appointed to the committee effective March 3, 2020.

Nominating, Governance and Corporate Responsibility Committee
Committee Members Ms. Lawrence (Chair) Ms. Carter Mr. Chandler* Mr. Forsee* Mr. Hyde Ms. Price	▪	Identify nominees for election to our Board;
	▪	Oversee corporate governance principles and practices;
	▪	Oversee the evaluation of the Board and each committee;
	▪	Review Evergy’s corporate responsibility activities; and
	▪	Oversee and set compensation for members of the Board.

4 meetings in fiscal year 2019

The Board has determined that each member of the committee is independent under the NYSE listing standards.

*Messrs. Chandler and Forsee served on the committee in 2019, and are not standing for re-election.

Corporate Governance Board Structure | Evergy 2020 Proxy Statement 18

Finance Committee
Committee Members Mr. Isaac (Chair) Mr. Grimes* Mr. Hawley Mr. Keglevic* Ms. Murtlow Mr. Sherman* Mr. Soderstrom Mr. Stall 5 meetings in fiscal year 2019	▪	Assist the Board with the management and review of matters relating to the financial condition and financing plans of Evergy;
	▪	Review Evergy’s financial strategies;
	▪	Review Evergy’s capital requirements, capital structure and capital allocation;
	▪	Review Evergy’s annual budget;
	▪	Review risks and mitigation strategies related to budgeting, financing, credit exposures and energy trading and marketing;
	▪	Review Evergy’s investor relations program;
	▪	Oversee corporate insurance, and employee benefits and nuclear decommissioning trusts; and
	▪	Review Evergy’s tax strategy and treasury practices, and related risks.

The Board has determined that each member of the committee is independent under the NYSE listing standards.

*Messrs. Grimes and Sherman served on the committee in 2019, and are not standing for re-election. Mr. Keglevic was appointed to the committee effective March 3, 2020.

Nuclear, Operations, and Environmental Oversight Committee
Committee Members Ms. Murtlow (Chair) Mr. Andrews* Mr. Bassham Mr. Grimes* Mr. Isaac Mr. Ruelle Mr. Soderstrom Mr. Stall 5 meetings in fiscal year 2019	▪	Assist with oversight of Wolf Creek nuclear generating station;
	▪	Assist with oversight of Evergy’s operations, including electric generation, transmission and distribution, customer service and information technology;
	▪	Review risks and mitigation plans associated with Evergy’s operations, including physical and cybersecurity;
	▪	Review the safety and reliability of Evergy’s operations; and
	▪	Oversee environmental and sustainability issues.

The Board has determined that each member of the committee, other than Mr. Ruelle and Mr. Bassham, is independent under the NYSE listing standards. Due to their extensive operational experience, including with respect to Wolf Creek, the Board determined that having Mr. Ruelle and Mr. Bassham on the committee is beneficial to the long-term interests of shareholders, customers and the community. Mr. Ruelle and Mr. Bassham have also both completed the Institute of Nuclear Power Operations Nuclear Reactor Technology Course for Executives at the Massachusetts Institute of Technology.

*Mr. Grimes served on the committee in 2019, and is not standing for re-election. Mr. Andrews was appointed to the committee effective March 3, 2020.

Strategy Review & Operations Committee
Committee Members Mr. Keglevic (Co-Chair) Mr. Stall (Co-Chair) Mr. Bassham Mr. Andrews New Committee for 2020
	▪	Advise the Board and management in exploring ways to enhance long-term shareholder value including through the evaluation of:
		▪	Opportunities for a strategic combination involving the Company; and
		▪	Enhancements to the Company’s long-term standalone operating plan and strategy.

The Board has determined that each member of the committee, other than Mr. Bassham, is independent under the NYSE listing standards. The committee was formed pursuant to the Agreement with Elliott filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 2, 2020 with the SEC, and did not meet in 2019.

Corporate Governance Board Structure | Evergy 2020 Proxy Statement 19

Corporate Governance Practices

We are committed to strong corporate governance practices that support the regulated nature of our business and the long-term interests of our shareholders.

Corporate Governance Guidelines. The Board has adopted a set of Corporate Governance Guidelines to provide a framework for our corporate governance initiatives. Our guidelines address, among other things, Board responsibilities and leadership, risk oversight, committee composition and director qualifications. The Nominating, Governance, and Corporate Responsibility Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines and for recommending any changes to the guidelines to the Board.

Code of Ethics. Our Board has adopted a Code of Ethics to set the tone for our expectation that all directors, officers and employees act in an ethical and lawful manner. We also expect all parties who work on Evergy’s behalf to embrace the spirit of the Code of Ethics. Other parts of our process to ensure lawful and ethical business conduct include policies and procedures, compliance monitoring and reporting and periodic training on various areas of the law and corporate policies. We have also established a “ConcernsLine,” which is independently administered and is available 24 hours a day, every day, for the confidential and anonymous reporting of concerns and complaints. The ConcernsLine telephone number (1-866-266-7595) is listed in our Code of Ethics.

Our Corporate Governance Guidelines and the Code of Ethics are available on the Company’s website at www.evergyinc.com. These documents are also available in print to any shareholder upon request. Requests should be directed to Corporate Secretary, Evergy, Inc., 1200 Main Street, Kansas City, Missouri 64105. We intend to disclose any change in the Code of Ethics, or any waiver from a provision in the Code of Ethics granted to a director or an executive officer, by posting such information on our website or by filing a Form 8-K with the SEC.

Annual Election of Directors. Our directors are elected on an annual basis and serve until their respective successors have been duly elected and qualified.

Majority Voting Policy. Pursuant to our majority voting policy, each director nominee is required to tender in advance of the annual meeting an irrevocable letter of resignation that will take effect if that nominee fails to receive, in an uncontested election, the vote of a majority of votes cast by shareholders at the meeting. In the event that any nominee fails to obtain the required majority vote, the Board will decide, through a process managed by the Nominating, Governance, and Corporate Responsibility Committee and excluding the nominee in question, whether to accept the resignation. Absent a compelling reason for the director to remain on the Board, the Board shall accept the resignation.

Proxy Access. Subject to the requirements and limitations contained in our By-laws, an eligible shareholder, or a group of up to 20 eligible shareholders, can have nominees included in future proxy statements. In general, a shareholder must have continuously owned at least three percent of Evergy’s outstanding shares for at least three years as of the date that the shareholder(s) notify Evergy of the intent to utilize proxy access. Ownership of our predecessor companies – Great Plains Energy and Westar Energy – qualify as counting toward the holding period requirement. An eligible shareholder may use proxy access to nominate up to 25% of the total number of directors who are members of the Board as of the date that the shareholder(s) notify Evergy of the intent to utilize proxy access.

Annual Self-Assessments. The Board and each committee conduct annual self-assessments to determine whether the Board and the committees are functioning effectively. The self-assessment process is based on written Board and committee surveys that are completed by all Board members. The self-assessment topics generally include, among other matters, Board composition and Board and committee structure, meeting topics and process, quality and timeliness of information, diversity, risk management, succession planning and access to management. The Chair of the Nominating, Governance, and Corporate Responsibility Committee meets with each director to discuss the survey, and the process allows Board members to provide input on individual Board member effectiveness. Each Board committee receives and discusses the results of its self-assessment, and the Nominating, Governance, and Corporate Responsibility Committee receives and discusses the results of the Board and all committee self-assessments. The Board discusses the results of the self-assessment process and, as appropriate, oversees the implementation of enhancements and other modifications identified during the process.

Board Oversight of Risk Management. The Board is responsible for the oversight of all major risks (as well as mitigation plans), including strategic, financial, operational and compliance risks. In an effort to ensure appropriate and in-depth oversight of risk, the Board has delegated some specific risk oversight responsibility to its committees, as summarized below and as described in those committees’ charters. The Nominating, Governance, and Corporate Responsibility Committee is

Corporate Governance Corporate Governance Practices | Evergy 2020 Proxy Statement 20

charged with ensuring that risk governance roles have been properly allocated, and the Audit Committee reviews Evergy’s policies with respect to risk assessment and risk management. Management is responsible for developing and implementing appropriate risk management practices on a day-to-day basis.

At least once each year, the full Board receives a report from management of key risks and related mitigation plans. The full Board also receives updates on significant events and the status of, and changes in, the risks and mitigation plans. In addition, management makes regular presentations to the Board focusing on significant risk areas and corresponding mitigation plans and activities.

Board Attendance at Annual Meeting. Our Corporate Governance Guidelines provide that all directors are encouraged to attend annual meetings of shareholders. All directors attended the 2019 annual meeting of shareholders.

Mandatory Retirement / Tenure Policy. Each member of our Board who joined us in connection with the merger is not eligible to stand for election or re-election at the annual meeting of shareholders following his or her 75th birthday. Any director appointed after closing of the merger will not be able to stand for election or re-election at the annual meeting of shareholders following the earlier of (i) his or her 72nd birthday or (ii) 16 years of service. In addition, any director who experiences a significant change in primary employment since election to the Board will offer to resign, which offer will be evaluated by the Board in light of the individual circumstances.

Stock Ownership Requirements. Our Corporate Governance Guidelines provide that non-employee directors are expected, within five years of their initial election to the Board, to acquire and hold Evergy stock with a value equal to at least five times the amount of the annual non-employee director cash retainer.

No Hedging / Pledging. Our securities trading policy, which was adopted by the Board and is overseen by our Nominating, Governance, and Corporate Responsibility Committee, prohibits all employees, officers and directors from trading in options, warrants and puts and calls related to Evergy. Our policy also prohibits all employees, officers and directors from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Evergy securities. The policy also prohibits all employees, officers and directors from holding Evergy securities in a margin account and pledging Evergy securities as collateral.

Oversight and Disclosure of Political Contributions. Our Nominating, Governance, and Corporate Responsibility Committee reviews and approves the annual political contribution budget, and reviews reports on political expenditures. Our website, www.evergyinc.com, also contains a copy of our policy with respect to political contributions and information regarding certain political expenditures.

Leader in Environmental Stewardship. There has been continuing world-wide attention focused on issues related to climate change, and there have been multiple political, legal and regulatory efforts to influence climate change, such as efforts to reduce greenhouse gas emissions or impose a tax on these emissions. Evergy is committed to a long-term strategy to reduce carbon emissions in a cost-effective manner, while maintaining reliable service for the customers and communities it serves. We have already made significant investments in protecting the environment and have reduced, from 2005 levels, carbon dioxide emissions by ~45%, sulfur dioxide emissions by ~98% and nitrogen oxide emissions by ~87%. In 2019, we announced a goal to reduce carbon emissions by 80% by 2050 from 2005 levels. Evergy is also committed to transparency. On its website, www.evergyinc.com, Evergy provides quantitative and qualitative data regarding various environmental, social and governance matters, including those relating to emissions, waste and water.

Diversity and Inclusion. Our mission is to empower a better future, and Evergy lives this mission by valuing “People First.” We believe that to maintain sustainable success, we need a team with a variety of backgrounds, perspectives and skills, and our goal is to be a diverse workforce that is representative of the communities we serve. We are committed to celebrating diversity and building a team where everyone – regardless of race, color, religion, gender, gender identity or expression, sexual orientation, national origin, genetics, disability, age, or veteran status – has a voice and can bring their best every day. With this in mind, our director of diversity and inclusion reports directly to our CEO.

Corporate Governance Corporate Governance Practices | Evergy 2020 Proxy Statement 21

Director Independence

Our Corporate Governance Guidelines require that a majority of our directors be independent, as determined in accordance with the NYSE listing standards, as well as other independence standards that the Board may adopt. The NYSE listing standards provide that no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the listed company. The Board has adopted director qualification standards that are contained in our Corporate Governance Guidelines to assist in making director independence determinations. Our Corporate Governance Guidelines are available on our website, www.evergyinc.com. Our director qualification standards are consistent with the NYSE objective independence standards.

The Nominating, Governance, and Corporate Responsibility Committee reviewed the applicable legal standards for Board and committee member independence and the director qualification standards. The Nominating, Governance, and Corporate Responsibility Committee also reviewed an analysis of the information provided by each director in an annual questionnaire and a report of transactions between Evergy and director-affiliated entities. The Nominating, Governance, and Corporate Responsibility Committee reported its independence determination recommendations to the full Board, and the Board made its independence determinations based on the Nominating, Governance, and Corporate Responsibility Committee’s report and the supporting information. In making its independence determinations, the Board considered ordinary course commercial, charitable and other transactions, none of which were material or affected the independence of a director nominee.

The Board considered the fact that Mr. Chandler holds positions as a director and officer of INTRUST Bank, which has issued letters of credit related to the workers’ compensation program for the Wolf Creek nuclear power plant in which Evergy has an indirect 94% ownership interest and also holds a nominal amount of funds related to one of our employee association groups. The Board also considered the fact that Mr. Forsee is a director of Ingersoll-Rand, from which Evergy buys supplies from time to time in the ordinary course of business. They also considered the fact that, after conclusion of the 2019 season, Mr. Sherman and a group of investors acquired the Kansas City Royals, an Evergy customer with whom Evergy has a long-term sponsorship agreement and for which Evergy pays the Royals. These arrangements were done on an arms-length basis, and none of Mr. Chandler, Mr. Forsee, or Mr. Sherman, as applicable, is involved in, or responsible for, or had a material interest in, the dealings with Evergy. Mr. Chandler, Mr. Forsee and Mr. Sherman are not standing for re-election as directors at the 2020 Annual Meeting. The Board further considered the fact that Mr. Stall serves as an independent director of Wolf Creek Nuclear Operating Corporation, a subsidiary of the Company and, prior to joining the Evergy Board, received fees for his services. Such fees were less than $120,000 in each twelve-month period within the last three years. Some of our directors also serve as trustees or directors of non-profit and community organizations on which other directors or officers also serve or to which we donate money. In each case, payments by us or our predecessor companies were less than the greater of $1 million or 2% of the entity’s consolidated gross revenue.

Based on this review, the Board affirmatively determined that all directors (including nominees for directors at the annual meeting of shareholders) are independent under the NYSE listing standards and the director qualification standards, except for Messrs. Ruelle and Bassham, due to the former and current position of each as a chief executive officer of Westar Energy and Evergy, respectively.

Corporate Governance Director Independence | Evergy 2020 Proxy Statement 22

Other Matters

Related Party Transactions

The Board has adopted a written policy governing the identification, review, approval, consideration or ratification of related party transactions. The policy applies to any transaction in which Evergy (including any of its subsidiaries) was, is or will be a participant, the amount involved exceeds $120,000 in the aggregate, and any related party had, has or will have a direct or indirect material interest, but excludes any transaction that meets the preapproval thresholds set forth in our related party transaction policy. Pursuant to this policy, related party transactions are to be submitted to the Nominating, Governance, and Corporate Responsibility Committee for consideration at the next committee meeting or, if it is not practicable or desirable for the Company to wait until the next committee meeting, to the committee Chair. The Chair reports to the committee at its next meeting any approval under the related party transactions policy pursuant to delegated authority. There were no related party transactions in 2019.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation and Leadership Development Committee is or was an officer or employee of Evergy or its subsidiaries. None of our executive officers served as a director or was a member of the compensation committee (or equivalent body) of any entity where a member of our Board or Compensation and Leadership Development Committee was also an executive officer.

Communicating with the Board

The Board values input from shareholders and the many constituents that are impacted by Evergy’s activities. Communications relating to corporate governance, succession planning, executive compensation and general oversight of the Board can be sent to:

Chair, Nominating, Governance, and Corporate Responsibility Committee
Evergy, Inc.
Attention: Corporate Secretary
1200 Main St.
Kansas City, Missouri 64105

Communications can also be sent by e-mail to board@evergy.com. All relevant communications will be forwarded to the Chair of the Nominating, Governance, and Corporate Responsibility Committee to be handled on behalf of the Board. The Board believes that communications relating to general business operations, financial results, strategic direction and similar matters are appropriately addressed by management, and relevant communications that relate to these topics will be shared with appropriate members of management.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints or concerns regarding accounting, internal accounting controls or auditing matters affecting Evergy. Complaints or concerns may be submitted on a confidential and anonymous basis either through the “ConcernsLine” (1-866-266-7595) or by letter addressed to:

Corporate Secretary
Evergy, Inc.
1200 Main St.
Kansas City, Missouri 64105

All complaints or concerns will be forwarded to the Chair of the Audit Committee. Confidentiality will be maintained to the fullest extent practicable, consistent with the need to conduct an adequate investigation and applicable legal requirements.

Corporate Governance Other Matters | Evergy 2020 Proxy Statement 23

Director Compensation

Our Nominating, Governance, and Corporate Responsibility Committee, which is comprised entirely of independent directors, is responsible for reviewing and approving compensation for our non-employee directors. The committee seeks to provide an overall non-employee director compensation program that is generally aligned with the 50th percentile of our peer group. However, due to the variation in peer company non-employee director compensation, and the fact that director compensation is not changed each year, in any given year overall non-employee director compensation may be above, at or below the market median. The committee reviews non-employee director compensation at our peer companies and relies in part on the advice of an independent compensation consultant.

Non-Employee Director Compensation

The Nominating, Governance, and Corporate Responsibility Committee, based in part on a review of compensation practices at our peer companies and the advice of an independent compensation consultant, approved a compensation structure for non-employee directors that provides for the following: each non-employee director, other than the Chair and the Lead Independent Director, receives an annual cash retainer of $100,000, paid quarterly, and an annual stock award with a value of $130,000. The Chair receives an annual cash retainer of $155,000, paid quarterly, and an annual stock grant with a value of $185,000. The Lead Independent Director receives an annual cash retainer of $125,000, paid quarterly, and an annual stock award with a value of $130,000, which is the same as other non-employee directors. Committee chairs receive an additional annual cash retainer, paid quarterly, of $20,000 for each of the chairs of Audit Committee and the Compensation and Leadership Development Committee, and $15,000 for each of the chairs of the Finance Committee, the Nominating, Governance, and Corporate Responsibility Committee and the Nuclear, Operations, and Environmental Oversight Committee.

Election to Defer Compensation

Non-employee directors may defer the receipt of all or part of their cash retainers through our non-qualified deferred compensation plan (“DCP”) or all or part of the equity retainer through issuance of Deferred Share Units (“DSU”) under the Evergy, Inc. Long-Term Incentive Plan (“LTIP”).

Non-employee directors may also elect to have all, or a part, of their cash retainers converted into DSUs under the LTIP.

As of the date any dividend is paid to common stock shareholders, each DSU account is credited with additional DSUs equal to the number of shares of common stock that could have been purchased (at the closing price of our common stock on that date) with the amount which would have been paid as dividends on the number of shares equal to the number of DSUs.

Expense Reimbursement

Members of the Board will also receive standard reimbursements for expenses incurred in connection with meeting attendance and professional education.

Charitable Contribution Matching

We also match up to $10,000 per year of charitable donations made by each director to 501(c)(3) organizations that meet our strategic giving priorities. In addition, in 2019 our directors were able to participate in charitable giving campaigns that were available to all employees, for which the Company also provides matching donations either based on individual or aggregate donations.

Liability Insurance

Consistent with our peer group and other public companies, we provide liability insurance to our directors under our directors and officers insurance policies. We have also entered into standard indemnification agreements with each of our directors.

Corporate Governance Director Compensation | Evergy 2020 Proxy Statement 24

Stock Ownership Requirements

Our Corporate Governance Guidelines provide that non-employee directors are expected, within five years of their initial election to the Board, to acquire and hold Evergy stock with a value equal to at least five times the amount of the annual non-employee director cash retainer. As for December 31, 2019, all of our non-employee directors satisfied, or were on pace to satisfy, this requirement.

2019 Director Compensation

The following table outlines all compensation paid to our non-employee directors in 2019. We have omitted the columns titled “Option Awards” and “Non-Equity Incentive Plan Compensation” because our non-employee directors did not receive such compensation in 2019. Messrs. Andrews and Keglevic are not included because they did not serve on the Board in 2019.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Mollie Hale Carter	100,000	127,965	5,339	10,000	243,304
Charles Q. Chandler IV	125,000	127,965	55,105	10,000	318,070
Gary D. Forsee	100,000	127,965	45,662	15,000	288,627
Scott D. Grimes	100,000	127,965	—	—	227,965
Richard L. Hawley	100,000	127,965	—	—	227,965
Thomas D. Hyde	120,000	127,965	25,682	10,000	283,647
B. Anthony Isaac	115,000	127,965	—	10,000	252,965
Sandra A.J. Lawrence	115,000	127,965	5,171	—	242,965
Ann D. Murtlow	115,000	127,965	—	—	248,136
Sandra J. Price	100,000	127,965	—	10,000	237,965
Mark A. Ruelle	155,000	182,113	3,215	10,000	350,328
John J. Sherman	120,000	127,965	—	35,000	282,965
S. Carl Soderstrom Jr.	100,000	127,965	—	—	227,965
John Arthur Stall(5)	75,000	128,643	—	—	203,643
(1)	Represents cash retainers for service on the Board and its committees. As discussed in “Election to Defer Compensation” above, non-employee directors can elect to convert all or part of their cash retainers into DSUs. In 2019, Ms. Carter ($93,986), Mr. Chandler ($99,513), Mr. Forsee ($24,102), Mr. Grimes ($10,706), Mr. Hyde ($16,808), Ms. Lawrence ($58,965), Ms. Murtlow ($10,706), Ms. Price ($8,218) and Mr. Ruelle ($3,362) received the amounts shown by their names in DSUs pursuant to elections to convert cash retainers into DSUs.
(2)	The amounts reflect equity retainers paid by Evergy in 2019. The amount shown is the aggregate grant date fair value of equity granted in 2019 computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.
(3)	The amounts shown represent the above-market earnings during 2019 on nonqualified deferred compensation.
(4)	Reflects amounts matched by the Company for qualifying charitable contributions made by the non-employee directors.
(5)	Mr. Stall was elected to the Board on March 25, 2019; therefore, his cash retainer was pro rated.

Corporate Governance Director Compensation | Evergy 2020 Proxy Statement 25

Proposal 2
Approve on an advisory basis the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section, the compensation tables, related footnotes and narrative discussion of this proxy statement.

	☑	The Board recommends a vote FOR the approval of the executive compensation on an advisory basis.

Public companies are required to provide their shareholders with the opportunity to approve, on an advisory and non-binding basis, the compensation of their named executive officers. In 2019, approximately 97% of our shareholders that voted approved of the compensation of our named executive officers. We believe this strong shareholder support demonstrates the alignment of shareholder interests with our executive compensation program and philosophy.

The Board believes that providing shareholders with an annual advisory vote on executive compensation can produce useful and timely information on investors’ views of the Company’s executive compensation program. Although the vote is advisory and non-binding, we value the opinions of our shareholders and the Compensation and Leadership Development Committee will consider this vote when making future compensation decisions.

As discussed below, our executive compensation program is designed to support achievement of our business stategy without encouraging excessive risk-taking, to attract and retain highly qualified executives, pay for performance, reward long-term growth and sustained profitability and encourage teamwork. The Board strongly endorses our executive compensation program and recommends that our shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section, the Executive Compensation section, the compensation tables, related footnotes and narrative discussion of this proxy statement.”

We currently intend to hold the next non-binding advisory vote to approve the compensation of our named executive officers at our next annual meeting of shareholders, unless our Board modifies its current policy of holding this vote on an annual basis.

The Board of Directors unanimously recommends a vote FOR this proposal.

2 – Advisory Vote on Executive Compensation Evergy 2020 Proxy Statement 26

Executive Summary of 2019 Compensation

The Compensation Discussion and Analysis (“CD&A”) that follows provides a comprehensive explanation of the compensation awarded to, earned by, or paid to the following individuals listed below, who are our named executive officers (“NEOs”), for 2019:

▪	Terry Bassham, President and Chief Executive Officer;
▪	Kevin E. Bryant, Executive Vice President and Chief Operating Officer;
▪	Greg A. Greenwood, Executive Vice President, Strategy and Chief Administrative Officer;
▪	Anthony D. Somma, Executive Vice President and Chief Financial Officer; and
▪	Heather A. Humphrey, Senior Vice President, General Counsel and Corporate Secretary.
2019 Compensation Decisions
▪	Balanced Mix of Compensation Weighted Toward Incentivizing Performance. For 2019, under our compensation structure, a majority of each NEO’s target compensation was “at risk” and subject to performance to further align the interests of the NEOs with the shareholders.

▪	Base Salaries Unchanged. Recognizing that 2019 represented the first full fiscal year following completion of the merger, base salaries for our named executive officers remained unchanged.
▪	Annual Cash Incentives Tied to Critical Financial and Operational Objectives. Our 2019 annual cash incentive objectives and achievements were as follows:
2019 Annual Incentive Objectives	Weighting (Percent)	Achievement (Percent of Target)
Safety Audits (per month)	10%	100.0%
System Average Interruption Duration Index (SAIDI)	15%	110.4%
Equivalent Availability – Coal	10%	140.8%
Equivalent Availability – Nuclear	2%	200.0%
Start Reliability – Gas / Oil	3%	200.0%
Customer Satisfaction (Evergy Kansas Central)	5%	125.0%
Customer Satisfaction (Evergy Metro)	5%	0.0%
Adjusted Earnings Per Share(1)	25%	110.0%
Total Adjusted Non-Fuel Operations and Maintenance Expense(1)	25%	148.0%
(1)	These measures are not calculated in accordance with generally accepted accounting principles (GAAP). See Appendix A for a reconciliation to the most comparable measures calculated in accordance with GAAP.

Executive Summary of 2019 Compensation Evergy 2020 Proxy Statement 27

Our weighted achievement for 2019 was 121.5 percent of target. No adjustments were made to any NEO award. Based on this performance, the following performance cash awards were paid to our NEOs:

Name	Base Salary	2019 Incentive Award at Target (Percent of Annual Base Salary)	2019 Actual Award As a percent of Target bonus	2019 Actual Award Paid ($)
Mr. Bassham	$950,000	100%	121.5%	$1,154,250
Mr. Bryant	$520,000	80%	121.5%	$505,440
Mr. Greenwood	$520,000	80%	121.5%	$505,440
Mr. Somma	$495,000	80%	121.5%	$481,140
Ms. Humphrey	$484,000	65%	121.5%	$382,239
▪	Long-Term Incentive Awards Weighted to Performance-Based Vehicles. We granted long-term incentive awards in 2019 that will, subject to continued employment, “cliff” vest in three years. A significant portion of the awards – 75% – is allocated to awards that vest, if at all, based on Evergy’s total shareholder return relative to companies in the Edison Electric Institute (“EEI”) index. A summary of these grants is as follows:
Name	2019 Equity Incentives		2019 Time-Based RSUs	2019 Performance-Based RSUs (Target)
	Percentage of Annual Base Salary	Dollars
Mr. Bassham	400%	$3,800,000	$950,000	$2,850,000
Mr. Bryant	150%	$780,000	$195,000	$585,000
Mr. Greenwood	150%	$780,000	$195,000	$585,000
Mr. Somma	150%	$742,500	$185,625	$556,875
Ms. Humphrey	130%	$629,200	$157,300	$471,900
▪	Adopted Market-Standard Executive Severance Arrangements. We adopted market-standard change-in-control severance agreements that eliminated all excise tax “gross-ups.” In addition, based on a review of market practices, and to standardize separation benefits in connection with a termination by the Company other than for “cause” outside of a strategic transaction, we adopted an executive severance plan to govern officer departures.
Strong Compensation Governance Practices

Our Committee believes our executive compensation program also features best-in-class governance practices, such as:

✔	Alignment between pay and performance	✔	Clawback provisions
✔	Compensation heavily weighted to performance	✔	Standard annual equity grant cycle
✔	Independent Committee oversight	✔	No employment contracts
✔	Standing Committee executive sessions	✔	No stock options
✔	Independent compensation consultant	✔	No repricing or backdating of stock options
✔	“Double trigger” change-in-control benefits	✔	No dividends for unvested awards
✔	Robust stock ownership guidelines	✔	No short selling, hedging or pledging
✔	Board oversight of succession plans	✔	No tax “gross-ups”
✔	Annual risk assessment

Executive Summary of 2019 Compensation Evergy 2020 Proxy Statement 28

Compensation Discussion and Analysis

Compensation Philosophy, Objectives and Process

Compensation Philosophy and Objectives

Evergy’s compensation programs are designed to support achievement of our business strategy without encouraging excessive risk-taking. The primary objectives of our compensation program are to:

▪	Attract and Retain Highly Qualified Executives. Attract and retain highly qualified executive officers using a competitive pay package, with target total compensation positioned around the market median and opportunities to earn higher levels of total compensation through performance-based incentives.
▪	Pay for Performance. A majority of executive officer compensation is “at-risk” and granted in the form of short-term and long-term incentives. This approach ties executive compensation to the achievement of key financial and operational objectives and creates a strong link between executive officers’ pay and Evergy’s performance.
▪	Reward Long-Term Growth and Sustained Profitability. Align the economic interests of executive officers with those of our shareholders by delivering a significant portion of total compensation in the form of equity-based compensation with long-term vesting that rewards growth and sustained profitability and the creation of shareholder value.
▪	Encourage Teamwork. Reward teamwork and collaboration among executives to benefit customers and shareholders.

Independent Compensation Consultant

For 2019, the Compensation and Leadership Development Committee retained Meridian Compensation Partners, LLC (“Meridian”) to evaluate, and provide advice with respect to, our executive compensation program. At the committee’s request, Meridian reviews the Company’s executive compensation and benefit programs, analyzes base salaries and variable pay relative to market data and peer companies, advises on compensation practices of peer companies and performs other activities related to executive compensation as requested by the committee. Meridian neither determines, nor recommends, the amount of any executive’s compensation. The committee retains the sole authority to select, retain, direct or dismiss any executive compensation consultant engaged by the committee. In addition, annually, the committee confirms that any compensation consultant engaged by the committee remains independent and free from conflicts of interest that would prevent the applicable consultant from independently representing the committee.

Role of Peer Group

The committee evaluates the Company’s compensation program against peer companies because the committee believes that peer companies are generally representative of the types of companies with which Evergy competes for executive-level talent and have similar businesses as Evergy. To select the peer companies, the committee identifies companies with a size and business mix similar to the Company and then assesses those potential peer companies by annual revenues, market value and percentage of total revenues from regulated electric operations. The committee used the following peer group in connection with 2019 compensation decisions.

Alliant Energy Corporation	Entergy Corporation	PPL Corporation
Ameren Corporation	NiSource Inc.	SCANA Corporation
CenterPoint Energy, Inc.	OGE Energy Corp.	WEC Energy Group, Inc.
CMS Energy Corporation	Pinnacle West Capital Corporation	Xcel Energy Inc.
DTE Energy Company	Portland General Electric Company

Executive Summary of 2019 Compensation Compensation Philosophy, Objectives and Process | Evergy 2020 Proxy Statement 29

The Compensation Process

Process for Setting Compensation in Connection with the Merger

Prior to closing of the merger, the members of the post-closing management team retained Willis Towers Watson to conduct a competitive market assessment of the post-closing executive officer compensation program. The competitive market assessment reviewed base salary and target short-term incentives, long-term incentives, total cash compensation and total direct compensation.

To conduct this analysis, Willis Towers Watson provided market data from two sources. One source was Willis Towers Watson’s 2017 Energy Services Executive Compensation Database, which is an annual compilation of compensation for executive officer positions at a broad group of energy and utility companies nationwide. Willis Towers Watson obtained data from its database for positions that in its judgment most closely corresponded to the duties and responsibilities associated with each of our post-closing officer positions. Willis Towers Watson then adjusted the data to account for the different total revenues of the companies in its database as compared to our projected post-merger revenues. Willis Towers Watson also reviewed data derived from the 2016 proxy statements for companies in our post-closing peer group. The proxy data was used to compare the proposed compensation levels of our executive officers against the compensation of corresponding executive officers of companies in the post-closing peer group. This comparison allowed for an evaluation of the reasonableness of the Willis Towers Watson survey data and of our proposed post-closing executive officer compensation program. Willis Towers Watson also reviewed the executive officer compensation from Great Plains Energy and Westar Energy.

Meridian reviewed the work of Willis Towers Watson and provided input on the benchmark matches and methodologies. The Committee, and Board, had full authority to adjust any of the recommendations and provide final decisions with respect to compensation.

Based on the foregoing work and analysis, at the closing of the merger the Evergy Board approved the salaries, target short-term incentive compensation (expressed as a percentage of base salary) and target long-term incentive compensation (expressed as a percentage of base salary) for each of the officers, other than the Chief Executive Officer. Following the closing of the merger, using the information discussed above, and following consultation with Meridian, the committee met to review the proposed salary, target short-term incentive compensation (expressed as a percentage of base salary) and target long-term incentive compensation (expressed as a percentage of base salary) for the Chief Executive Officer. The Board subsequently approved these amounts based on the recommendation of the Committee.

The base salaries, target short-term incentive compensation (expressed as a percentage of base salary) and target long-term incentive compensation (expressed as a percentage of base salary) of all executive officers, including NEOs, were unchanged in 2019 because they were set in the second half of 2018.

Annual Compensation Review Process

Our Compensation and Leadership Development Committee charter provides that, on an annual basis, the Committee is responsible for evaluating, and recommending for approval by the non-management members of the Board, Chief Executive Officer compensation, incentives and benefits. The charter further provides that, on an annual basis, the Committee is responsible for evaluating and approving the same for our other NEOs and for evaluating and advising our Chief Executive Officer on compensation, incentives and benefits for all other officers. Since all officer compensation was set in the second half of 2018 in connection with the merger, the Committee did not undertake a comprehensive annual review in 2019 separate and apart from the process related to the merger described above.

Role of Executive Officers

While the Chief Executive Officer at times attends meetings of the Committee, he is not a member and does not vote on Committee matters. In addition, there are portions of committee meetings when the Chief Executive Officer is not present, such as when the Committee is in closed executive session or discusses the Chief Executive Officer’s performance or individual compensation. The Chief Executive Officer’s compensation levels and performance goals are recommended by the Committee for approval by the non-management members of the Board. Consistent with other companies, and in the ordinary course of their job responsibilities, the Chief Executive Officer and other executive officers play a role in the design and evaluation of the Company’s compensation programs and policies. For example, because of their extensive knowledge of the Company and its operations, these executives are in a position to suggest to the Committee operational and financial measures that align annual compensation with value for shareholders and customers. Notwithstanding this involvement, all compensation decisions for the Chief Executive Officer and the other NEOs are ultimately made by the Committee or the non-management members of the Board, and all compensation decisions for the officers are reviewed by the Committee.

Executive Summary of 2019 Compensation Compensation Philosophy, Objectives and Process | Evergy 2020 Proxy Statement 30

Summary and Analysis of Executive Compensation

The primary elements of our executive compensation program are summarized below.

Compensation Component	Description		Objective
Cash Compensation
Base Salary	▪	Fixed compensation that is reviewed annually taking into consideration peer compensation information and individual performance	▪	Provide competitive level of fixed cash compensation
			▪	Recognize strong performers
			▪	Attract and retain talent
	▪	Aligned within a reasonable range of market median
Short-Term Incentives	▪	Variable compensation earned based on performance against pre-established objectives	▪	Incentivize behaviors that contribute to operational performance and shareholder value
			▪	Attract and retain talent
Equity Compensation
Restricted Equity Incentives	▪	75% of incentives are performance-based, and 25% are time-based	▪	Incentivize creation of long-term shareholder value
			▪	Align compensation with shareholder interests
	▪	Equity incentives with three year “cliff” vesting
			▪	Build stock ownership
			▪	Attract and retain talent
Other Compensation Components
Deferred Compensation	▪	Unfunded, non-qualified plan that allows all officers to defer the receipt of certain cash compensation	▪	Attract and retain talent
			▪	Provide compensation deferrals in a tax-efficient manner
Retirement Benefits	▪	Pension plan*	▪	Provide competitive total compensation package
	▪	Supplemental executive retirement plans
			▪	Facilitate succession planning
	▪	401(k) plan	▪	Attract and retain talent
Change-in-Control Benefits	▪	Payments in the event of (i) change-in-control and (ii) termination of employment	▪	Align executive interests with shareholder interests
			▪	Attract and retain talent
Executive Severance Benefits	▪	Payments in the event of termination of employment without cause	▪	Align executive interests with shareholder interests
			▪	Attract and retain talent
Other Benefits	▪	Financial planning services / health physicals	▪	Provide competitive total compensation package
	▪	Standard benefits, such as medical, life insurance and disability	▪	Attract and retain talent
*	Frozen to new hires

Executive Summary of 2019 Compensation Summary and Analysis of Executive Compensation | Evergy 2020 Proxy Statement 31

Cash Compensation

Cash compensation for our NEOs includes a market-competitive base salary and performance-based short-term incentives. The Committee believes that, in general, cash compensation should comprise an increasingly smaller percent of total compensation as officers move to higher levels of responsibility.

Base Salary

At closing of the merger in 2018, each NEO received a salary increase from what he or she was paid by his or her predecessor company for retention purposes and to ensure that each NEO’s salary was competitively aligned with the median salary of individuals in comparable positions in companies of similar size within the industry. In turn, the Committee did not approve any salary increases for NEOs in 2019. Annualized base salaries for our NEOs are as follows:

Name	2018 (Post-Merger)	2019
Mr. Bassham President and Chief Executive Officer	$950,000	$950,000
Mr. Bryant Executive Vice President and Chief Operating Officer	$520,000	$520,000
Mr. Greenwood Executive Vice President, Strategy and Chief Administrative Officer	$520,000	$520,000
Mr. Somma Executive Vice President and Chief Financial Officer	$495,000	$495,000
Ms. Humphrey Senior Vice President, General Counsel and Corporate Secretary	$484,000	$484,000

Short-Term Incentives

Our short-term incentive plan is based upon a mix of financial and operational metrics that the Committee believes drive the creation of shareholder value and reflect critical operating objectives. Because of their extensive knowledge of the Company and its operations, management recommends objectives and targets, which the Committee analyzes, and if deemed necessary adjusts, with input from the independent compensation consultant before Committee approval. As part of the review, the Committee analyzes risks associated with the short-term incentive plan. In establishing final objectives and targets, the Committee seeks to ensure that:

▪	incentives are aligned with the strategic goals approved by the Board;
▪	targets are sufficiently ambitious, but strike an acceptable balance between risk and reward; and
▪	incentive payments, assuming target levels are met, will be consistent with the overall compensation program established by the Committee.

The 2019 short-term incentive plan provided for financial and operational objectives each weighted at 50%.

Executive Summary of 2019 Compensation Summary and Analysis of Executive Compensation | Evergy 2020 Proxy Statement 32

The short-term incentive plan provides for 100% payout for target performance for each objective, 50% for threshold performance, 150% for stretch performance and 200% for maximum performance. Objective performance is interpolated between performance levels. Objective performance achievement that is less than threshold achievement results in a zero payment for that objective. Additional information and results for the 2019 short-term incentive plan are described below.

Objective	Weight (%)	Threshold 50%	Target 100%	Stretch 150%	Superior 200%	Actual Result	Payout %
Safety Audits	10%	—	2	—	—	2	100.0%
SAIDI	15%	121.79	103.64	100.14	96.00	102.91	110.4%
Generation Availability – Coal	10%	79.7%	83.4%	89.4%	90.5%	88.3%	140.8%
Generation Availability – Nuclear	2%	78.8%	83.9%	85.5%	86.4%	87.2%	200.0%
Start Reliability – Gas / Oil	3%	96.0%	97.0%	98.0%	99.0%	99.2%	200.0%
Customer Satisfaction (Westar)	5%	—	15/16	12/16	8/16	13/16	125.0%
Customer Satisfaction (Great Plains)	5%	—	14/16	12/16	8/16	16/16	0.0%
Adjusted Earnings Per Share for Incentive Compensation	25%	$2.80	$2.90	$2.95	$3.00	$2.91	110.0%
Adjusted NFOM for Incentive Compensation	25%	$1,202.7M	$1,173.4M	$1,158.7M	$1,144.1M	$1,159.3	148.0%
Weighted Achievement %							121.5%

Safety. Safety is a core part of the Company’s “people first” values. To incentivize maintaining a safety-conscious work environment and addressing situations where safety can be improved, the short-term incentive plan objective was based on the number of safety audits that were completed per month and that have 95% of related correction plans completed within 45 days of completion of the audit (or a plan to achieve compliance with the audit). In 2019, to reflect the belief that officer short-term incentive compensation should not vary based on the relative level of safety, the Committee established a single “all or none” metric whereby achievement of less than the metric results in no payout for the objective, and achievement of the metric (or greater) results in 100% payout for the metric. The target was set at 2 safety audits per month, which was the “stretch” performance goal for 2018 that was met by the Company. The Company met this goal in 2019, resulting in a 100% payout for this metric.

SAIDI. System Average Interruption Duration Index (“SAIDI”) is an objective system reliability metric created by the Institute of Electrical and Electronics Engineers that measures, in minutes, the average outage duration for each customer that experienced an outage. The Committee used a probabilistic analysis to set performance levels, with the target goal as the mathematical mean of historical results. Due in part to grid resiliency work completed by the Company, the Company achieved a SAIDI of 102.91 minutes, resulting in a 110.4% payout for this metric.

Generation Availability. Coal and nuclear generation are typically referred to as “baseload” generation and, historically, sought to operate at full capacity as the primary source for generating electricity. Equivalent Availability measures the percentage of the year the Company’s coal-fired and nuclear base-load generation fleet is available for operating at full capacity. Gas and oil generation have historically been more variable and are impacted by demand, outages and other factors. As a result, the ability to efficiently start gas and oil generation plants is viewed favorably. The Company calculates Equivalent Availability and Start Reliability consistent with North American Electric Reliability Corporation (“NERC”), reporting standards. Higher Equivalent Availability and Start Reliability indicates better performance.

Coal. The Committee set performance goals for coal generation based on an average of the preceding 10 years of availability weighted by generation plant capacity. Target was set at the 50th percentile. Coal unit availability was 88.3%, resulting in a payout of 140.8%.

Nuclear. Target for our Wolf Creek nuclear generating station was set at 2019 availability projected by management, which was set based on the average preceding 10 years of availability and factored in a mandatory outage scheduled in 2019 for refueling and maintenance. As a result, target took into account historical performance and incentivized management to successfully plan and execute the outage. Driven largely by successful management of the planned outage, nuclear availability was 87.2%, resulting in a payout of 200%.

Executive Summary of 2019 Compensation Summary and Analysis of Executive Compensation | Evergy 2020 Proxy Statement 33

Gas /Oil. Due to the variable and event-driven nature of gas and oil generation, historical averages of start reliability are generally less indicative of future performance. In addition, the generation market has undergone dramatic changes in the last decade and all generation is being dispatched in different ways than has historically been done. For example, and in general, we now seek to bid our gas and oil generation to meet “next day” electricity demand when we deem it in our economic interest to do so, taking into account the price at which we can sell the generation and the personnel and maintenance expenses we incur to do so. In light of the changes in the generation markets, and the age of the Company’s gas and oil plants, the Committee evaluated seven years of start reliability, and set target at a level that was consistent with historical averages. Gas and oil unit start reliability was 99.2%, resulting in a payout of 200%.

Customer Satisfaction. Customer satisfaction was evaluated based on results of the J.D. Power Residential Customer Satisfaction Index. Due to the comparative nature of the survey, legacy company results were tracked separately. “Target” was set at a level that required each legacy company to improve one rank from 2018 survey results. Failure to improve customer satisfaction from 2018 would result in no payout for this metric. On a blended basis, customer satisfaction achieved above the target level of performance for Westar Energy, but below the target level of performance, for Great Plains Energy resulting in a payout of 63%.

Adjusted Earnings Per Share for Incentive Compensation. Due to the importance of delivering earnings growth, the Committee weighted 25% of the short-term incentive plan on the achievement of earnings per share goals. The goals established for 2019 were consistent with the Company’s publicly-disclosed earnings guidance. “Threshold” was set at the bottom of the range, target was set at the mid-point of this range and “superior” was set at the upper end of the range, with “stretch” being set at the mid-point between “target” and “superior.” Adjusted earnings per share for incentive compensation in 2019 was $2.91, resulting in a payout of 110%.

Adjusted earnings per share for incentive compensation is a financial measure that is not calculated in accordance with GAAP. Adjusted earnings per share for incentive compensation is defined as earnings per share without (1) rebranding costs, (2) voluntary severance expenses, (3) the amount of incentive compensation expense above or below the amount of budget and (4) the tax benefits attributable to these costs. See Appendix A to this proxy statement for a reconciliation of this measure to earnings per share, the most directly comparable measure computed in accordance with GAAP.

Total Adjusted Non-Fuel Operating and Maintenance Expense for Incentive Compensation. The Company’s primary subsidiaries are fully-integrated regulated electric utilities, and prices are generally set by regulators. The Company’s regulators generally allow the Company to recover in prices fuel costs and prudently-incurred capital expenses. Accordingly, non-fuel operating and maintenance expenses, which are variable, impact the Company’s financial results. In connection with integration planning, and as part of the regulatory approval process related to the merger, Great Plains Energy and Westar Energy projected non-fuel operating and maintenance expense savings that would, if plans were achieved, be realized over several years. These same savings were utilized by the boards of directors of each company in analyzing the financial viability of the merger and were presented to shareholders in connection with seeking approval of the merger. Due to the importance of these savings, the Company weighted 25% of the short-term incentive plan on achieving these savings.

Adjusted non-fuel operating and maintenance expense for incentive compensation is a financial measure that is not calculated in accordance with GAAP. Adjusted non-fuel operating and maintenance expense for incentive compensation, as used by the Company, is defined as non-fuel operating and maintenance expense less (1) rebranding costs, (2) lease expense that management expected to incur related to an interest in one of the Company’s generating stations that was previously owned by an unaffiliated third-party, (3) severance expenses and (4) incentive compensation.

The target amount of adjusted non-fuel operating and maintenance expense reflects the 2019 budget that was reflective of the target announced in connection with the merger. Actual adjusted non-fuel operating and maintenance expense for incentive compensation resulted in a 148% payout for this metric. See Appendix A to this proxy statement for a reconciliation of this measure to operating and maintenance expense, the most directly comparable measure computed in accordance with GAAP.

Executive Summary of 2019 Compensation Summary and Analysis of Executive Compensation | Evergy 2020 Proxy Statement 34

Targets and awards earned by each NEO for the 2019 short-term incentive plan are shown below.

Name	Base Salary	2019 Incentive Award at Target (Percent of Annual Base Salary)	2019 Actual Award As a Percent of Target bonus	2019 Actual Award Paid ($)
Mr. Terry Bassham President and Chief Executive Officer	$950,000	100%	121.5%	$1,154,250
Mr. Kevin E. Bryant Executive Vice President and Chief Operating Officer	$520,000	80%	121.5%	$505,440
Mr. Greg A. Greenwood Executive Vice President − Strategy and Chief Administrative Officer	$520,000	80%	121.5%	$505,440
Mr. Anthony D. Somma Executive Vice President and Chief Financial Officer	$495,000	80%	121.5%	$481,140
Ms. Heather A. Humphrey Senior Vice President, General Counsel and Corporate Secretary	$484,000	65%	121.5%	$382,239

Discretionary Cash or Stock Awards

From time to time, the Committee may grant a discretionary cash or stock award to an NEO or other officer for special accomplishments or achievements. We did not provide discretionary cash or stock awards to our NEOs in 2019.

Equity Compensation

General

The Committee approves long-term incentive compensation for our officers who are in positions to make positive contributions to our long-term performance and to create shareholder value. The Committee believes restricted share units accomplish our executive compensation program objectives because they:

▪	align the interests of management directly with those of our shareholders;
▪	focus management’s efforts on performance that will create long-term shareholder value and sustain increases in the price of our common stock and our ability to pay dividends;
▪	provide a competitive long-term incentive opportunity; and
▪	provide a retention incentive for key employees because the restricted share units vest over time and will be forfeited in whole or in part if an officer’s employment terminates prior to vesting.

Equity awards, which are made under our shareholder-approved LTIP, are generally targeted near the median range of awards granted to officers at our peer group companies. While our NEOs are eligible for equity awards under the LTIP, none of them have any right to be granted awards.

The Committee grants equity incentives effective generally the first business day in March of each year and uses a mix of time-based restricted stock units and performance-based restricted stock units that are paid solely on the basis of the attainment of performance goals. Units generally “cliff” vest in three years from the respective dates of grant, subject to satisfaction of the award terms, such as continued employment through the vesting. Dividend equivalents on the number of performance-based units actually earned are paid in cash at the same time as the vesting of the earned performance-based units, if any. Dividends accrued on all time-based units are reinvested during the vesting period (and, in turn, forfeited if the time-based unit is forfeited), and are subject to the same restrictions as the associated restricted stock unit.

Performance-based units can be earned at the end of the performance period from 0% to 200% of the target amount, depending on actual performance. Performance results for a goal that are below threshold will result in a zero payment for that goal. The performance period begins on January 1 of the grant year and ends on December 31 of the second year

Executive Summary of 2019 Compensation Summary and Analysis of Executive Compensation | Evergy 2020 Proxy Statement 35

following the grant year. Performace is measured on a calendar year basis to align with Evergy’s fiscal year. Accordingly, at the end of any given calendar year, the performance objective related to performance-based units may be satisfied, but the performance-based units will not vest, if at all, until the following March, subject to satisfaction of the award terms.

The performance objective for 2019 performance-based restricted stock units was total shareholder return of Evergy relative to the companies included in the EEI index of electric utility companies over the applicable three-year period. Specific performance targets, as shown below, were set with interpolation between the targets. To appropriately balance actual performance against relative performance to the EEI index, any payout for the applicable period would be capped at target (100%) if actual total shareholder return performance was negative.

Performance Share Objective	Weighting (Percent)	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)
Three Year TSR versus EEI Index	100%	30th Percentile	50th Percentile	70th Percentile	90th Percentile

Targets and equity incentives granted to each NEO in 2019 are shown below. For 2019, 25% of the named executive officers’ long-term incentive was in the form of time-based restricted share units and, to incentivize performance and align the named executive officers’ interests with those of shareholders, 75% was in the form of performance-based restricted share units.

	2019 Equity Incentives		2019 Time-Based RSUs		2019 Performance-Based RSUs (Target)
Name	% of Salary	Dollars	Dollars	Units (1)	Dollars	Units (1)
Mr. Bassham	400%	$3,800,000	$950,000	16,501	$2,850,000	49,502
Mr. Bryant	150%	$780,000	$195,000	3,387	$585,000	10,161
Mr. Greenwood	150%	$780,000	$195,000	3,387	$585,000	10,161
Mr. Somma	150%	$742,500	$185,625	3,225	$556,875	9,673
Ms. Humphrey	130%	$629,200	$157,300	2,733	$471,900	8,197
(1)	The number of units is calculated using the average closing price of our common stock for the calendar month immediately preceding the grant date that occurs on or around the first business day in March, or $57.57 per share.

2017 Performance Shares

In early 2017, performance shares were awarded by Great Plains Energy for the 2017 to 2019 performance period. The performance objective for the 2017 performance shares was the same as the performance objective for the 2019 performance-based restricted stock units described above - total shareholder return relative to the companies included in the EEI index of electric utility companies over the three-year performance period. Payouts for the 2017 performance shares are earned according to the following schedule:

Performance Share Objective	Weighting (Percent)	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)
Three Year TSR versus EEI Index	100%	30th Percentile	50th Percentile	70th Percentile	90th Percentile

The 2017 performance shares were adjusted in 2018 to reflect the fact that, as part of the merger, each share of Great Plains Energy common stock was converted into 0.5981 shares of Evergy common stock. In addition, the Committee determined that in connection with the merger, performance for a pro rata portion of the performance shares (47.5%) would be measured and “locked in” based on the total shareholder return of Great Plains Energy common stock relative to the companies in the EEI index of electric utility companies from the beginning of the performance period up to the closing of the merger. The remainder of the award (52.5%) was subject to the total shareholder return of Evergy common stock relative to the companies in the EEI index of electric utility companies from the closing of the merger until the end of the performance period.

Great Plains Energy’s total shareholder return for the period from January 1, 2017 through June 4, 2018 ranked at the 86th percentile of the companies in the EEI index, resulting in a payout of 189.3% of target for that portion of the award. Evergy’s total shareholder return for the period from June 5, 2018 through December 31, 2019 ranked at the 33rd percentile of the companies in the EEI index, resulting in a payout of 58.3% of target for this portion of the award. In total, a payout equal to 120.5% of target number of shares granted was earned for the performance period.

Executive Summary of 2019 Compensation Summary and Analysis of Executive Compensation | Evergy 2020 Proxy Statement 36

As a result, in March 2020, Mr. Bassham, Mr. Bryant and Ms. Humphrey earned the number of shares noted in the table below. Mr. Somma and Mr. Greenwood were not executive officers of Great Plains Energy and therefore did not receive a payout in connection with the vesting of the 2017 performance shares.

Name	Target Amount at Grant (#)	Exchange Ratio	Adjusted Target Amount (#)	Vested Amount (#)	Value Realized on Vesting ($)(1)	Accrued Dividends ($)
Mr. Bassham	61,640	0.5981	36,867	44,425	$2,891,623	$249,837
Mr. Bryant	17,979	0.5981	10,753	12,957	$843,371	$72,868
Ms. Humphrey	12,858	0.5981	7,690	9,266	$603,124	$52,110
(1)	Based on the closing price per share of Evergy common stock on December 31, 2019, or $65.09, which was the last day of the performance period.

Deferred Compensation

The Company’s DCP allows all officers, including NEOs, to defer the receipt of up to 50% of base salary and 100% of any cash incentive award. The earnings rate on deferral amounts is annually determined by the Committee and based on the Company’s weighted average cost of capital. A detailed discussion of the DCP begins on page 48.

Retirement Benefits

Our officers, including our NEOs, participate in one of our tax-qualified, noncontributory defined benefit plans, and participate in other retirement plans depending on whether they were previously an officer of Great Plains Energy or Westar Energy.

Legacy Great Plains Energy Officers

Officers that were officers of Great Plains Energy participate in a defined benefit plan sponsored by KCP&L (the “KCP&L Pension Plan”), which was available to all KCP&L non-union employees hired or rehired on or before December 31, 2013. Benefits under the KCP&L Pension Plan are based on each employee’s years of service and the average annual base salary over a specified period.

Evergy also has an unfunded Supplemental Executive Retirement Plan (“KCP&L SERP”) for executives who were formerly officers of Great Plains Energy. This unfunded plan provides the difference between the amount that would have been payable under the KCP&L Pension Plan in the absence of Internal Revenue Service tax code limitations and the amount actually payable under the KCP&L Pension Plan. It also provides a slightly higher benefit accrual rate than the KCP&L Pension Plan.

Legacy Westar Energy Officers

Officers who were officers of Westar Energy participate in a defined benefit plan sponsored by Westar Energy (the “Westar Pension Plan”), which was available to all Westar Energy employees hired or rehired on or before May 30, 2018.

Officers who were officers of Westar Energy also participate in a Retirement Benefit Restoration Plan (the “Westar Restoration Plan”). This unfunded plan provides the difference between the amount that would have been payable under the Westar Pension Plan in the absence of Internal Revenue Service tax code limitations and the amount actually payable under the Westar Pension Plan.

Change-in-Control Severance Agreements

The Committee believes that change-in-control severance agreements help ensure the continued service, dedication and objectivity of our officers, including our NEOs, in the event of a transaction that would result in a change-in-control of the Company. These agreements support the objective assessment and execution of potential changes in Evergy’s strategy and enhance retention by reducing concerns about employment continuity. We believe these change-in-control arrangements also create incentives for our officer team to build shareholder value and to obtain the highest value possible should we engage in a transaction, despite the risk of losing employment and potentially not having the opportunity to otherwise vest in equity awards. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for

Executive Summary of 2019 Compensation Summary and Analysis of Executive Compensation | Evergy 2020 Proxy Statement 37

“Good Reason,” as these terms are defined in the agreements. All the agreements require a double trigger so that both a change-in-control and a termination (actual or constructive) of the executive’s employment must occur to trigger benefits. The new agreements do not provide for a “gross up” payment to cover any excise taxes that could be payable in connection with payments and benefits received under the agreement.

Additional information, including a quantification of benefits that would have been received by NEOs had termination occurred on December 31, 2019, is found under the heading “Potential Payments Upon Termination or Change-in-Control” starting on page 49.

No Employment Agreements

None of the Company’s executive officers, including the NEOs, have a written employment agreement.

Perquisites and Generally Available Employee Benefits

Our NEOs are eligible to receive modest perquisites provided by or paid for by Evergy. These perquisites are generally consistent with those offered to executives at our peer group companies, and the Committee believes that they are important for retention and recruitment. The Committee also believes that Evergy, in general, benefits from these perquisites because the perquisites help promote the financial and physical health of our NEOs, thereby allowing them to focus on their jobs. As shown in the Summary Compensation Table on page 41, all NEOs are eligible for comprehensive financial planning services and executive health physicals. The NEOs are also eligible for employment benefits that are generally available to all employees, such as participation in a 401(k) plan and medical and life insurance.

Committee Consideration of Compensation Program Risk

The Committee reviewed an analysis conducted by Meridian that analyzed the risks associated with Evergy’s compensation programs, including those for executive officers. This analysis concluded that the risks associated with Evergy’s compensation programs are not likely to have a material adverse effect on Evergy, and instead encourage overall balanced performance that supports sustainable shareholder value. Among the items the Committee considered were:

▪	The annual incentive plans for all employees (including officers) contain a diverse array of measures that focus on the fundamental aspects of our business.
▪	The performance measures for all incentive compensation programs are directly tied to Evergy’s annual and long-term financial results and/or business plans.
▪	The maximum amount payable to non-officer employees under our annual incentive plan are modest and balanced.
▪	The officer compensation program design provides a balanced mix of cash and equity, annual and long-term incentives and diverse performance objectives.
▪	Evergy currently does not grant stock options.
▪	Evergy (for non-officers) and the Committee (for officers) have the ability to adjust cash and equity incentive program payouts if the payouts are not justified by performance.
▪	Evergy has the ability to “clawback” officer annual incentive compensation and LTIP performance awards in the event of a restatement.
▪	Officers are subject to share ownership and retention guidelines.
▪	The Board oversees Evergy’s enterprise risk management and mitigation programs, including the possible impacts of variables on the earnings of Evergy, which are important aspects of Evergy’s incentive compensation plans.
▪	The officers’ annual incentive plan and LTIP performance grants have a “stretch” performance level to flatten the steepness of the performance payout curve and further reinforce the appropriate behavioral incentives.
▪	Under the LTIP, any payout is capped at target or 100 percent if total shareholder return performance is negative even if a greater award is prescribed by the performance objectives.

Tax and Accounting Implications

In addition to our executive compensation objectives and design principles, we consider tax and accounting implications when designing and administering our compensation programs. One such consideration is Internal Revenue Code Section 162(m), which limits our ability to deduct compensation paid to each covered officer for tax purposes to $1.0 million annually. Section 162(m) was amended and expanded under the federal tax bill enacted at the end of 2017. Beginning in 2018, covered officers include the principal executive officer, principal financial officer and next three highest paid named

Executive Summary of 2019 Compensation Summary and Analysis of Executive Compensation | Evergy 2020 Proxy Statement 38

executive officers. Additionally, compensation paid in 2018 and later years is generally subject to the deduction limits of Section 162(m), without an exception for performance-based compensation. This includes annual and long-term incentive awards paid and equity awards granted in 2018 and later years. Although the Committee considers tax deductibility in making its compensation decisions, the Committee does not believe that compensation decisions should be determined solely by how much compensation is deductible for federal income tax purposes. As a result, the Committee retains the discretion to authorize payments that may not be deductible. The Committee also considers the accounting consequences of its compensation decisions.

Compensation Governance Practice

We believe our 2019 executive compensation decisions demonstrate our commitment to paying for performance and are supplemented by sound compensation policies and practices, including:

▪	Independent Committee. The Committee was comprised of six directors in 2019, each of whom is independent under the NYSE listing standards, including the enhanced independence standards for members of the compensation committee, a “non-employee director” under the Exchange Act and an “outside director” under Section 162(m) of the Internal Revenue Code.
▪	Independent Consultant. For 2019, the Committee directly retained Meridian, an independent compensation consultant, to evaluate, and provide advice with respect to, our executive compensation program.
▪	Executive Sessions. Time is allocated at each regular Committee meeting for the Committee to meet in executive session without the presence of management. The Committee at times will include its independent compensation consultant or other advisors for all or a part of these sessions.
▪	Board Oversight of Succession. Our Committee and Board regularly review succession plans for our executive officers, including our NEOs.
▪	Stock Ownership Guidelines. We have significant stock ownership and holding guidelines for all of our executive officers. Our chief executive officer is expected to hold Evergy common stock equal to at least five times base salary. Other executive officers, including the other NEOs, are expected to hold Evergy common stock equal to either two or three times their base salaries, as applicable.
▪	Clawback Policy. We have the ability to recover cash incentive compensation and equity awards from senior executives in the event of a restatement of or other inaccuracy in our financial statements.
▪	Risk Assessment of Compensation Plans. We annually conduct or review a risk assessment to evaluate whether our compensation program creates any risks that may have a material adverse effect on us.
▪	“Double Trigger” Change-in-Control Agreements. Our Change-in-Control Severance Agreements have a “double trigger” that requires both a change-in-control and termination of employment prior to the payment of severance benefits, if any.
▪	No Tax “Gross-Ups” in Change-in-Control Agreements. The Change-in-Control Severance Agreements that govern future transactions do not contain any excise tax gross-up features.
▪	No Employment Contracts. We do not have employment contracts with any of our executive officers, including the NEOs.
▪	Standardized Equity Grant Schedule. Our annual equity grants occur in early March, which is after we release financial results for the prior fiscal year. In addition, equity incentives that are expressed as a dollar target are converted into equity awards using an average closing price of our stock over the preceding month, which minimizes the ability to use equity grants for speculative purposes.
▪	No Dividend Payments for Unvested Awards. Dividends are not paid on unvested performance awards, unless and until such awards vest. In addition, for time-based equity incentives, dividends that are reinvested in the form of additional time-based equity incentives are forfeited if the incentive does not vest.
▪	No Stock Options. We do not currently grant stock options.
▪	No Repricing or Backdating. If we were to grant stock options in the future, our LTIP prohibits the repricing of stock options without shareholder approval. We also do not backdate equity awards.
▪	Alignment with Shareholder Interests. A significant portion of each executive officer’s compensation depends on our performance in an effort to align the economic interests of our executive officers with our shareholders.
▪	Short Selling, Hedging and Pledging. Our insider trading policy prohibits all directors, executive officers and employees from engaging in short sales and hedging transactions relating to our common stock, and from pledging the same as collateral.

Executive Summary of 2019 Compensation Summary and Analysis of Executive Compensation | Evergy 2020 Proxy Statement 39

Compensation Committee Report

The Compensation and Leadership Development Committee of the Board reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and, based on these reviews and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Compensation and Leadership Development Committee

John J. Sherman, Chair Mollie Hale Carter Gary D. Forsee B. Anthony Isaac Sandra A.J. Lawrence Sandra J. Price

Mr. Keglevic joined the Compensation and Leadership Development Committee of the Board on March 3, 2020 and did not participate in the review, discussion and recommendation with respect to the Compensation Discussion and Analysis, so his name was not included in the list of Committee members above.

Executive Compensation Compensation Committee Report | Evergy 2020 Proxy Statement 40

Executive Compensation Tables

The following tables and narrative show the compensation awarded to and earned by our NEOs. The summary compensation table in 2017 and 2018 includes compensation awarded to and earned by our NEOs with their predecessor companies prior to completion of the merger. We have omitted the column entitled “Option Awards” because our NEOs did not receive option awards during the years presented.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Mr. Terry Bassham, President and Chief Executive Officer	2019	950,000	—	2,768,830	1,154,250	750,052	170,844	5,793,975
	2018	925,283	500,000	3,409,901	1,425,460	353,507	229,193	6,843,344
	2017	880,000	—	2,514,510	1,082,400	568,773	141,637	5,187,320
Mr. Kevin E. Bryant, Executive Vice President and Chief Operating Officer	2019	520,000	—	568,339	505,440	365,574	94,350	2,053,703
	2018	495,513	333,333	1,363,483	610,236	85,197	88,613	2,976,375
	2017	462,000	—	733,424	646,800	243,355	34,910	2,120,489
Mr. Greg A. Greenwood, Executive Vice President, Strategy and Chief Administrative Officer	2019	520,000	—	568,339	505,440	541,670	73,079	2,208,528
	2018	485,833	—	1,791,214	282,464	—	51,066	2,610,577
	2017	442,500	—	644,956	—	395,506	12,976	1,495,938
Mr. Anthony D. Somma, Executive Vice President and Chief Financial Officer	2019	495,000	—	541,080	481,140	425,081	49,280	1,991,581
	2018	470,833	—	1,681,584	268,844	18,575	35,566	2,475,442
	2017	437,500	—	636,827	—	374,628	12,966	1,461,915
Ms. Heather A. Humphrey, Senior Vice President, General Counsel and Corporate Secretary	2019	484,000	—	458,521	382,239	295,162	77,056	1,696,978
	2018	467,135	333,333	1,198,557	468,918	65,214	102,289	2,635,446
	2017	413,000	—	524,521	495,600	187,725	63,191	1,684,037
(1)	These amounts are cash incentive awards provided by Great Plains Energy prior to completion of the merger that must be repaid if the recipient leaves Evergy for any reasion prior to June 5, 2020.
(2)	The amounts shown in this column are the aggregate grant date fair values of equity awards granted each year, computed in accordance with the FASB ASC Topic 718. See note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for a discussion of the assumptions used in calculating these amounts. The amounts shown exclude the effect of estimated forfeitures, as required by SEC rules. The number of time-based restricted stock units and performance-based restricted stock units awarded in 2019, together with their grant date values, is disclosed in the Grants of Plan-Based Awards during 2019 on page 43. These amounts do not reflect actual compensation realized by the NEOs and are not a guarantee of the amount that the NEOs will receive from the long-term incentives. The actual compensation will be based on our common stock price at vesting and the performance level achieved with respect to the performance-based restricted stock units for the applicable performance period.The amounts shown in this column for 2019 reflect the values at the grant dates of Evergy time-based restricted stock units and Evergy performance-based restricted stock units based upon achieving the target level of performance, which was considered the probable outcome as of the grant date. For Mr. Bassham, Mr. Bryant and Ms. Humphrey, the amounts shown in this column for 2017 and 2018 reflect the values at the grant dates of Great Plains Energy performance share awards based upon achieving the target level of performance, which was considered the probable outcome as of the grant date. For Mr. Greenwood and Mr. Somma, the amounts shown in this column for 2017 and 2018 reflect the values at the grant dates of Westar Energy performance-based restricted stock units based upon accounting values of 99% and 100%, respectively, of the target level of performance, which were considered the probable outcomes as of the grant dates. The payout of performance-based equity, in both cases, can range from 0 percent to 200 percent of the target amount, depending upon performance. The following table shows the aggregate grant date fair value of 2019 performance-based equity assuming maximum levels of performance.
Name	2017 performance-based equity ($)	2018 performance-based equity ($)	2019 performance-based equity ($)
Mr. Terry Bassham	3,853,732	3,647,324	3,749,282
Mr. Kevin E. Bryant	1,124,048	1,063,820	769,594
Mr. Greg A. Greenwood	1,140,615	838,324	769,594
Mr. Anthony D. Somma	1,126,238	827,892	732,634
Ms. Heather A. Humphrey	803,882	815,872	620,840

For Mr. Bassham, Mr. Bryant and Ms. Humphrey, the 2018 amount includes the grant date fair values $983,833, $655,871 and $655,871, respectively, for time-based restricted stock incentive awards provided by Great Plains Energy prior to completion of the merger. Subject to the terms of the grant agreements, the restricted stock vests on June 5, 2020 and is forfeited if the recipient leaves Evergy for any reason prior to June 5, 2020. The grant date fair value, calculated in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures), was $53.77 per

Executive Compensation Executive Compensation Tables | Evergy 2020 Proxy Statement 41

share. For Mr. Greenwood and Mr. Somma, the 2018 amount includes the grant date fair values $998,471 and $898,706, respectively, for time-based restricted stock unit incentive awards provided by Westar Energy prior to completion of the merger. Subject to the terms of the grant agreements, the units vest in one-third increments on each of the first three anniversaries of the grant date (June 4, 2018), or earlier if the recipient’s employment is terminated without cause. The grant date fair value, calculated in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures), was $54.25 per share.

(3)	The amounts shown in this column are cash awards earned under the Evergy incentive plans that covered the second half of 2018 and 2019 and, as applicable, the Great Plains Energy incentive plans that covered 2017 and the first half of 2018. Westar Energy did not have a cash incentive plan for its officers for 2017 or the first half of 2018.
(4)	The amounts shown in this column include the aggregate of the increase in actuarial values of each of the officer’s benefits under our pension plans, KCP&L SERP, Westar Restoration Plan and the above-market earnings on compensation that is deferred on a non-tax qualified basis. These values do not represent cash received by the NEOs in the indicated years. Year-over-year changes in pension value are driven in large part by changes in actuarial pension assumptions. Following are the amounts of these items attributable to each NEO for 2019:
	Change in Pension Value ($)	Change in SERP ($)	Above-Market Earnings on Deferred Compensation ($)
Mr. Bassham	129,823	557,604	62,625
Mr. Bryant	123,760	237,628	4,186
Mr. Greenwood	253,697	286,766	1,207
Mr. Somma	210,949	213,641	491
Ms. Humphrey	109,179	175,596	10,387
(5)	These amounts include the value of perquisites and personal benefits that are not available on a non-discriminatory basis to all employees, as well as other compensation items discussed in this footnote. The amounts in this column consist of, as applicable for each NEO: (A) employer match of employee contributions to our 401(k) plans; (B) employer match of compensation deferred under our DCP; (C) health savings account and health and welfare plan benefits; (D) executive financial planning services; (E) parking, (F) matched charitable donations and (G) executive health physicals. All amounts shown are in dollars.
Name	(A)	(B)	(c)	(D)	(E)	(F)	(G)	Total
Mr. Bassham	16,800	78,903	25,891	17,750	1,500	30,000	—	170,844
Mr. Bryant	16,800	31,348	25,308	17,291	1,368	—	2,235	94,350
Mr. Greenwood	12,600	23,511	23,733	1,595	—	11,640	—	73,079
Mr. Somma	12,600	5,963	23,911	650	3,420	2,736	—	49,280
Ms. Humphrey	16,800	25,057	16,849	13,950	1,290	—	3,110	77,056

Executive Compensation Executive Compensation Tables | Evergy 2020 Proxy Statement 42

The following table provides information with respect to plan-based awards made by Evergy. We omitted the “All Other Option Awards: Number of Securities Underlying Options” and “Exercise or Base Price of Option Awards” columns because no options were granted in 2019.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)
Mr. Bassham	February 11, 2019(1)	475,000	950,000	1,900,000	—	—	—	—	—
	March 1, 2019(2)	—	—	—	24,751	49,502	99,004	—	1,874,641
	March 1, 2019(3)	—	—	—	—	—	—	16,501	894,189
Mr. Bryant	February 11, 2019(1)	208,000	416,000	832,000	—	—	—	—	—
	March 1, 2019(2)	—	—	—	5,081	10,161	20,322	—	384,797
	March 1, 2019(3)	—	—	—	—	—	—	3,387	183,542
Mr. Greenwood	February 11, 2019(1)	208,000	416,000	832,000	—	—	—	—	—
	March 1, 2019(2)	—	—	—	5,081	10,161	20,322	—	384,797
	March 1, 2019(3)	—	—	—	—	—	—	3,387	183,542
Mr. Somma	February 11, 2019(1)	198,000	396,000	792,000	—	—	—	—	—
	March 1, 2019(2)	—	—	—	4,837	9,673	19,346	—	366,317
	March 1, 2019(3)	—	—	—		—	—	3,225	174,763
Ms. Humphrey	February 11, 2019(1)	157,300	314,600	629,200	—	—	—	—	—
	March 1, 2019(2)	—	—	—	4,099	8,197	16,394	—	310,420
	March 1, 2019(3)	—	—	—	—	—	—	2,733	148,101
(1)	Reflects potential payments under our 2019 annual incentive plan. The actual amounts earned in 2019 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.
(2)	Consists of performance-based restricted stock units under our LTIP, for the 2019-2021 performance period that vest on March 1, 2022. Performance-based restricted stock units are payable in common stock, cash, or a combination of stock and cash after the end of the performance period. Actual payments depend on the three-year total shareholder return compared to the EEI Index. The awards can range from 0 percent to 200 percent of the target amount. Dividend equivalents will be paid in cash after the end of the period on the number of shares earned. The grant date fair value, which is calculated in accordance with ASC Topic 718 (excluding the effect of estimated forfeitures), is $37.87 per share and reflects the target number of shares.
(3)	Consists of time-based restricted stock units under the LTIP that vest, if at all, on March 1, 2022. Dividends accrued on the time-based restricted stock units are reinvested during the vesting period (and, in turn, forfeited if the time-based restricted stock unit is forfeited), and are subject to the same restrictions as the associated time-based restricted stock unit. The grant date fair value, which is calculated in accordance with ASC Topic 718 (excluding the effect of estimated forfeitures) is $54.19 per share.

Narrative Analysis of Summary Compensation Table
and Grants of Plan-Based Awards Table

See the “Compensation Discussion and Analysis” portion of this proxy statement for further information regarding the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Executive Compensation Executive Compensation Tables | Evergy 2020 Proxy Statement 43

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding the outstanding equity awards held by each of the NEOs as of December 31, 2019. There are no outstanding options.

	Stock Awards
Name	Number of Shares of Stock or Units That Have Not Vested (#)(1)(2)	Market Value of Shares of Stock or Units That Have Not Vested ($)(2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(3)(4)
Mr. Bassham	107,200	6,977,656	86,665	5,641,025
Mr. Bryant	36,989	2,407,607	21,000	1,366,890
Mr. Greenwood	15,765	1,026,116	10,161	661,379
Mr. Somma	14,371	935,437	9,673	629,616
Ms. Humphrey	30,614	1,992,653	16,510	1,074,636
(1)	Includes reinvested dividends on restricted stock and stock units that carry the same restrictions.
(2)	Reflects time-based restricted stock units granted by Evergy, and time-based restricted stock and time-based restricted stock units that were granted by Great Plains Energy and Westar Energy prior to completion of the merger, that were not vested as of December 31, 2019. The following table provides the grant and vesting dates and number of unvested shares (including reinvested dividend shares) for each of the outstanding grants as of December 31, 2019. Awards for Mr. Bassham, Mr. Bryant and Ms. Humphrey for 2017 and 2018 were granted by Great Plains Energy prior to the merger. Awards for Mr. Greenwood and Mr. Somma for 2017 and 2018 were granted by Westar Energy prior to the merger, and the terms of the award provide for a cash payment to the holder at the time of a dividend payment. Also included are former Great Plains Energy 2017 performance share awards, which, as of December 31, 2019, were earned but not yet vested.
Name	Grant Date	Vesting Date	Number of Shares That Have Not Vested
Mr. Bassham	March 1, 2017(a)	March 2, 2020	44,425
	March 1, 2017	March 2, 2020	13,467
	March 1, 2018	March 1, 2021	13,100
	June 3, 2018	June 5, 2020	19,184
	March 1, 2019	March 1, 2022	17,025
Mr. Bryant	March 1, 2017(a)	March 2, 2020	12,957
	March 1, 2017	March 2, 2020	3,928
	March 1, 2018	March 1, 2021	3,821
	June 3, 2018	June 5, 2020	12,789
	March 1, 2019	March 1, 2022	3,495
Mr. Greenwood	June 4, 2018	(b)	12,270
	March 1, 2019	March 1, 2022	3,495
Mr. Somma	June 4, 2018	(b)	11,044
	March 1, 2019	March 1, 2022	3,327
Ms. Humphrey	March 1, 2017(a)	March 2, 2020	9,266
	March 1, 2017	March 2, 2020	2,809
	March 1, 2018	March 1, 2021	2,930
	June 3, 2018	June 5, 2020	12,789
	March 1, 2019	March 1, 2022	2,820
(a)	Represents former Great Plains Energy 2017 performance share awards, which, as of December 31, 2019, were earned but not yet vested.
(b)	Vest in one-third increments on each of the first three anniversaries of the grant date, June 4, 2018.
(3)	The value of the shares is calculated by multiplying the number of shares by the closing market price ($65.09) as of December 31, 2019.

Executive Compensation Executive Compensation Tables | Evergy 2020 Proxy Statement 44

(4)	Reflects, at target, performance-based restricted stock units granted by Evergy in 2019 and performance share awards granted by Great Plains Energy in 2018 that were outstanding as of December 31, 2019. All of the performance-based restricted stock units that were granted by Westar Energy in 2018 to Mr. Greenwood and Mr. Somma vested in connection with the merger and are therefore not included in the table. In connection with the merger, a pro rata portion of the performance share awards (14.14%) granted by Great Plains Energy in 2018 were “locked in” based on the total shareholder return of Great Plains Energy relative to the companies in the EEI index up to the closing of the merger, with the remainder (85.86%) subject to the total shareholder return of Evergy relative to the companies in the EEI index from and after closing of the merger. For Mr. Bassham, Mr. Bryant and Ms. Humphrey, the “locked in” portion translated to 7,452 shares, 2,174 shares and 1,666 shares, respectively. The following table summarizes the number of performance-based restricted stock units and performance shares for each of the outstanding grants, at target, as of December 31, 2019.
Name	Performance Period	Number of Shares
Mr. Bassham	2018-2020	37,163
	2019-2021	49,502
Mr. Bryant	2018-2020	10,839
	2019-2021	10,161
Mr. Greenwood	2019-2021	10,161
Mr. Somma	2019-2021	9,673
Ms. Humphrey	2018-2020	8,313
	2019-2021	8,197

Option Exercises and Stock Vested

The following table provides information regarding the vesting of stock awards or restricted stock units held by each of the NEOs during 2019. The market value of the shares is based on our closing stock price on the date of vesting (or the trading day immediately preceding the date of vesting in instances where the date of vesting was not a trading day). We have omitted the “Option Awards” columns because our NEOs do not have options.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Bassham	31,623	1,740,214
Mr. Bryant	7,063	388,677
Mr. Greenwood	6,135	359,756
Mr. Somma	5,522	323,810
Ms. Humphrey	6,905	379,982

Executive Compensation Executive Compensation Tables | Evergy 2020 Proxy Statement 45

Pension Benefits

Our officers, including our NEOs, participate in one of our tax-qualified, noncontributory defined benefit plans, and participate in other retirement plans depending on whether they were previously an officer of Great Plains Energy or Westar Energy. The following table sets forth, at December 31, 2019, the present value of accumulated benefits payable to each of our NEOs under the applicable plans. Additional information about the plans and assumptions follows the table.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Bassham	KCP&L Pension Plan	14.5	693,196	—
	KCP&L SERP	14.0	2,171,776	—
Mr. Bryant	KCP&L Pension Plan	16.0	471,565	—
	KCP&L SERP	16.0	631,229	—
Mr. Greenwood	Westar Pension Plan	27.0	1,347,811	—
	Westar Restoration Plan	27.0	1,000,166	—
Mr. Somma	Westar Pension Plan	21.0	1,231,538	—
	Westar Restoration Plan	25.0	1,028,424	—
Ms. Humphrey	KCP&L Pension Plan	12.9	439,932	—
	KCP&L SERP	12.4	493,978	—

KCP&L Pension Plan

The KCP&L Pension Plan is a funded, tax-qualified, noncontributory defined benefit pension plan for non-union employees hired or rehired on or before December 31, 2013. In 2007, non-union employees who participated in the plan were given a one-time election to remain in their existing Pension Plan and 401(k) Plan (“Old Retirement Plan”) or choose a new retirement program that includes a slightly reduced benefit accrual formula under the KCP&L Pension Plan paired with an enhanced benefit under the KCP&L 401(k) Plan (“Current Retirement Plan”). Mr. Bassham, Mr. Bryant and Ms. Humphrey elected to participate in the Current Retirement Plan. Benefits under the KCP&L Pension Plan are based on the participant’s years of service and the average annual base salary over a specified period. Participants who elected to remain in the Old Retirement Plan and retire after they reach 65, or whose age and years of service at or after age 52 add up to 85 (the “Rule of 85”), are entitled under the KCP&L Pension Plan to a total monthly annuity for the rest of their life (a “single life” annuity) equal to 50 percent of their average base monthly salary for the period of 36 consecutive months in which their earnings were highest. This reflects an accrual rate of 1.67 percent per year, capped at 30 years of service. The 50 percent single life annuity will be proportionately reduced if years of credited service are less than 30. Participants may also elect to retire and receive an unreduced benefit at age 62 with at least 5 years of credited service, in which case the benefit is based on their average base monthly salary for the period of 48 consecutive months in which their earnings were highest. Participants may also elect early retirement benefits if they retire between the ages of 55 and 62; in such a case the benefit is reduced by three percent for each year that commencement precedes age 62. Participants may elect other annuity options, such as joint and survivor annuities or annuities with payments guaranteed for a period of time. The present value of each annuity option is the same; however, the monthly amounts payable under these options are less than the amount payable under the single life annuity option. Participants also may elect to receive their retirement benefits in a lump sum equal to the actuarial equivalent of a single life pension under the KCP&L Pension Plan.

Participants, such as Mr. Bassham, Mr. Bryant and Ms. Humphrey, who elected the Current Retirement Plan, retained the benefit they accrued as of December 31, 2007, under the old formula with the old early retirement reductions. Participants in the Current Retirement Plan earn a benefit equal to 1.25 percent of their final average base earnings (averaged over 48 consecutive months), multiplied by the years of credited service earned after 2007. There is no cap on the years of credited service that can be earned. Participants under the Current Retirement Plan may begin receiving their retirement benefit at age 55, but with a five percent per year reduction for each year before age 62. There is no Rule of 85 for post-2007

Executive Compensation Executive Compensation Tables | Evergy 2020 Proxy Statement 46

accrued benefits; however, participants may receive post-2007 accrued benefits (subject to the five percent per year reduction if they retire at or after age 55 and before age 62) when they start receiving pre-2008 accrued benefits. Participants in the Current Retirement Plan may elect to receive their accrued benefits in the form of one of the annuities described in the preceding paragraph or in a lump sum.

KCP&L SERP

The KCP&L SERP is unfunded and provides out of general assets an amount substantially equal to the difference between the amount that would have been payable under the KCP&L Pension Plan in the absence of tax laws limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the KCP&L Pension Plan. For participants under the Old Retirement Plan, it adds an additional one-third percent of highest average annual base salary for each year of credited service when the executive was eligible for supplemental benefits, up to a maximum of 30 years, and also makes up the difference (if any) between using a 36-month earnings averaging period and the averaging period used for the participant’s benefits under the KCP&L Pension Plan. Participants under the Current Retirement Plan receive this same benefit; however, there is no cap on the years of credited service for benefits accrued after 2007. Participants may elect the timing of the receipt of their benefits, as well as the form of their benefits (a lump sum payment or a variety of annuity options, all of which have the same present value). Mr. Bassham, Mr. Bryant and Ms. Humphrey have elected to receive their benefits in a lump sum upon separation from service. For participants, such as Mr. Bassham, Mr. Bryant and Ms. Humphrey, who are “specified employees” under Internal Revenue Code Section 409A and who elect payment on separation of service, payment of benefits accrued prior to 2005 will be made, or commence, when they separate from service; payment of benefits accrued after 2004 will be made, or commence, on the first business day of the seventh calendar month following their separation from service.

The present value of the accumulated benefits under the KCP&L Pension Plan and KCP&L SERP with respect to each of the participant NEOs is based on the following assumptions: retirement at the later of the age of such officer as of December 31, 2019, or age 62; full vesting of accumulated benefits; a discount rate of 3.61 percent for the KCP&L Pension Plan and 3.60 percent for the KCP&L SERP; and use of the Pension Protection Act mortality and lump sum interest rate tables.

Westar Pension Plan

The Westar Pension Plan is a broad-based tax-qualified defined benefit pension plan in which generally all of Westar Energy’s employees hired or rehired on or before May 30, 2018, including NEOs who were formally officers of Westar Energy, are eligible to participate. Mr. Greenwood and Mr. Somma are fully vested in their plan benefits.

The Westar Pension Plan uses two formulas to calculate benefits, a final average earnings formula for union employees hired prior to January 1, 2012 and non-union employees hired prior to January 1, 2002, and a cash balance formula for union employees hired (or re-hired) after December 31, 2011 and non-union employees hired (or re-hired) after December 31, 2001. “Final average earnings” generally means the average annual earnings of an employee measured over the sixty consecutive months that produce the highest monthly average within one hundred twenty consecutive months immediately preceding the employee’s termination or retirement date. Earnings related to restricted stock units and dividend equivalents are not included in the calculation of final average earnings. Mr. Greenwood and Mr. Somma are accruing benefits calculated under the final average earnings formula.

Under the final average earnings formula, the accrued benefit for each non-union plan participant equals:

(1)	1.5% times the participant’s final average earnings plus .4% times the final average earnings in excess of covered compensation (certain wages subject to Social Security taxes) multiplied by credited service up to twenty years; plus
(2)	0.8% times the final average earnings plus .4% times the final average earnings in excess of covered compensation multiplied by credited service in excess of 20 years up to a maximum of 35 years.

Pension benefits accrued under the final average earnings formula are calculated as a monthly annuity generally for the participant’s lifetime. The normal form of benefit for a married participant is a 50% joint and survivor annuity, which provides reduced monthly payments during the participant’s lifetime and lifetime payments to the spouse following the participant’s death in the amount of 50% of the reduced payments. Full benefits may be received when a participant reaches retirement age of 62 or age 60 with 35 years of service. Benefits are reduced if a participant elects to receive payments before attaining such age and years of service. The Westar Pension Plan also allows certain final average earning participants to elect a lump sum payment in lieu of a monthly annuity. In general, the lump sum payment is equivalent to the present value of the accrued benefit.

Executive Compensation Executive Compensation Tables | Evergy 2020 Proxy Statement 47

We calculated the amounts in the Present Value of Accumulated Benefit column in the Pension Benefits table above based on the same assumptions used for financial reporting purposes with respect to the Westar Pension Plan in our 2018 consolidated financial statements. For each Mr. Greenwood and Mr. Somma, we calculated the present value of his accrued pension benefit as of December 31, 2019, using a discount rate of 3.61% and use of a Pension Protection Act mortality and lump sum interest rate tables. Benefits under the final average earnings formula were assumed to commence at the earliest unreduced retirement age (62) and be paid in a lump sum 90% of the time and a life annuity 10% of the time. The calculations assume that Mr. Greenwood and Mr. Somma continue to live and will work until the earliest unreduced retirement age.

Westar Restoration Plan

The Westar Restoration Plan replaces benefits lost under the Westar Pension Plan because of limitations imposed by the Internal Revenue Code on annual compensation that can be used in calculating pension benefits. Mr. Greenwood and Mr. Somma participate in the Westar Restoration Plan. As a result of having this plan, the retirement benefits for Mr. Greenwood and Mr. Somma are calculated on the same basis as benefits for other covered Westar Energy employees.

Under the terms of the Westar Restoration Plan, the benefit payable will be a monthly amount that is equal to the difference between the monthly amount that is payable to the participant under the Westar Pension Plan and the monthly amount that would be payable if the Westar Pension Plan were not subject to such limitations. The amount payable under the Westar Restoration Plan will be determined in the form of a straight life annuity over the lifetime of the participant and will commence on the participant’s normal retirement date. We calculated the present value of the benefits as of December 31, 2019 using a discount rate of 3.60% and use of a Pension Protection Act mortality and lump sum interest rate tables. For this purpose, benefits were assumed to commence at the earliest unreduced retirement age (62).

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate withdrawals/ distributions ($)	Aggregate Balance at Last FYE ($)(4)
Mr. Bassham	200,000	78,903	137,000	—	2,155,133
Mr. Bryant	31,200	31,348	9,172	—	201,753
Mr. Greenwood	52,000	23,511	2,657	—	457,248
Mr. Somma	24,750	5,963	1,081	—	128,022
Ms. Humphrey	72,600	25,057	22,734	(117,752)	442,950
(1)	The entire amount shown for each NEO is included in the 2019 salary and non-equity incentive plan compensation information shown for such person in the Summary Compensation Table. To provide consistency with the Summary Compensation Table, this table shows deferrals of compensation earned in 2019 (whether paid in 2019 or 2020). The amounts of 2019 salary deferred are: Mr. Bassham, $200,000; Mr. Bryant, $31,200; Mr. Greenwood, $52,000; Mr. Somma, $24,750; and Ms. Humphrey, $72,600. The amounts of 2019 deferred non-equity incentive award compensation are: Mr. Bassham, $0; Mr. Bryant, $30,326; Mr. Greenwood, $379,080; Mr. Somma, $96,228; and Ms. Humphrey, $57,336.
(2)	The entire amount shown in this column for each NEO is included in the amount shown for each NEO in the “All Other Compensation” column in the Summary Compensation Table.
(3)	Only the above-market earnings are reported in the Summary Compensation Table. The above-market earnings were: Mr. Bassham, $137,000; Mr. Bryant, $9,172; Mr. Greenwood, $2,657; Mr. Somma, $1,081; and Ms. Humphrey, $22,734.
(4)	The following amounts reported in this column were reported as compensation to the NEOs in the Summary Compensation Table for previous years: Mr. Bassham, $417,010 (2018) and $308,585 (2017); Mr. Bryant, $81,581 (2018) and $0 (2017); Mr. Greenwood, $0 (2018) and $0 (2017); Mr. Somma, $0 (2018) and $0 (2017); and Ms. Humphrey, $111,309 (2018) and $151,621 (2017).

Our DCP is a nonqualified and unfunded plan. It allows officers, including our NEOs, to defer the receipt of compensation. All participants can defer up to 50 percent of their January 1 base salary and up to 100 percent of awards under the annual incentive plan. The DCP provides for a matching contribution credited to the participants’ DCP account and this matching contribution is determined by applying the participant’s applicable 401(k) matching formula to the deferral amount, subject to other deferral provisions as outlined in the plan. Officers who are legacy Great Plains Energy officers and officers who are legacy Westar Energy officers participated in different 401(k) plans until the legacy company 401(k) plans were merged into a single plan effective December 1, 2019. Mr. Bassham, Mr. Bryant and Ms. Humphrey receive a matching contribution in an amount equal to 100 percent of the first 6 percent of the base salary, and annual incentive plan deferred, reduced by the amount of the matching contribution made for the year to the participant’s 401(k) account. Mr. Greenwood and Mr. Somma receive a matching contribution in an amount equal to 75 percent of the first 6 percent of the base salary, bonus and incentive pay deferred, reduced by the amount of the matching contribution made for the year to the participant’s

Executive Compensation Executive Compensation Tables | Evergy 2020 Proxy Statement 48

401(k) account. An earnings rate is applied to the deferral amounts. This rate is determined annually by the Committee and is based on Evergy’s weighted average cost of capital. The rate was set at 7.4 percent for 2019 and this interest rate applies to all deferral amounts, compounded monthly. Prior to rendering the services to which deferred compensation relates, participants must elect to have the deferred compensation paid either at a specified date or upon separation from service. For participants, such as our NEOs, who are “specified employees” under Internal Revenue Code Section 409A and who elect payment on separation of service, payment will be made, or commence, on the first business day of the seventh calendar month following their separation from service.

Potential Payments Upon Termination or Change-in-Control

In 2019, the Committee replaced the legacy agreements with a new change-in-control agreement to conform terms and reflect current market practices. For information on why the Committee believes change-in-control agreements are necessary and in the best interests of shareholders, see “Compensation Discussion and Analysis - Summary and Analysis of Executive Compensation - Change-in-Control Severance Agreements” above.

Payments under Evergy Change-in-Control Severance Agreements

The change-in-control agreements Evergy entered into with its officers, including its NEOs, specify the benefits payable in the event their employment is terminated within two years of a “Change-in-Control” or within a “protected period.” Generally, a “Change-in-Control” occurs if:

▪	any person becomes the beneficial owner of at least 35 percent of our outstanding voting securities;
▪	a change occurs in the majority of our Board;
▪	a merger, consolidation, reorganization or similar transaction is consummated (unless our shareholders continue to hold at least 60 percent of the voting power of the surviving entity); or
▪	a complete liquidation, complete dissolution or an agreement for the sale or disposition of substantially all of our assets occurs or is approved by our shareholders (unless our shareholders continue to hold at least 60 percent of the voting power after such disposition or sale).

A “protected period” starts when:

▪	we enter into an agreement that, if consummated, would result in a Change-in-Control;
▪	we, or another person, publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change-in-Control;
▪	any person becomes the beneficial owner of 10 percent or more of our outstanding voting securities; or
▪	our Board, or our shareholders, adopt a resolution approving any of the foregoing matters or approving a Change-in-Control.

The protected period ends when the Change-in-Control transaction is consummated, abandoned or terminated.

Our Change-in-Control arrangements are “double trigger,” meaning that benefits are only paid if we experience a Change-in-Control and the NEO’s employment is terminated by the Company other than for “Cause” or by the NEO for “Good Reason” within two years of a Change-in-Control or protected period. “Cause” includes:

▪	fraud, embezzlement or material misappropriation of any funds, confidential information or property;
▪	indictment for or the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, or the equivalent thereof, or a misdemeanor involving fraud, embezzlement, theft, misappropriation or failure to be truthful;
▪	any willful action or omission that (i) (a) would constitute grounds for immediate dismissal under any Evergy employment policy, (b) is a material violation of such policy and (c) in the determination of the Committee, could result in damage, liability or reputational harm to Evergy, including use of illegal drugs while on the premises of Evergy, or (ii) is a violation of sexual harassment laws or the internal sexual harassment policy of Evergy;
▪	gross negligence or willful misconduct in performance of duties or in following reasonable instructions of the Board; or
▪	any material breach or violation of any material provision of the restrictive covenants contained in the agreement.

Executive Compensation Executive Compensation Tables | Evergy 2020 Proxy Statement 49

An employee has “Good Reason” to terminate employment if:

▪	there is any material and adverse reduction or diminution in position, authority, duties or responsibilities below the level provided at any time during the 90-day period before the “protected period;”
▪	there is any reduction in annual base salary after the start of the “protected period” (unless such reduction is in connection with a company-wide reduction);
▪	there is any material reduction in benefits below the level provided at any time during the 90-day period prior to the “protected period;”
▪	the employee is required to be based at any office or location that is more than 70 miles from where the employee was based immediately before the start of the “protected period;” or
▪	Evergy fails to require any successor to all or substantially all of the Company’s business or assets to assume expressly and agree to perform under the change-in-control agreements.

The change-in-control agreements do not provide to any officer a gross-up payment in connection with any excise taxes that may be imposed on payments and benefits received by the officer. Any change-in-control benefits payable under the agreement are subject to execution of an agreement by the officer releasing claims against Evergy as well as the officer’s compliance with certain covenants contained in the agreement, including confidentiality, non-competition, non-solicitation, non-disparagement and assistance to Evergy with respect to any disputes.

Under the change-in-control agreements, in the event of a triggering event, as described above and subject to other terms in the change-in-control agreements, an officer, including each NEO, would be entitled to accrued but unpaid compensation and other benefits, as well as a cash amount equal to the aggregate sum of (i) two times the officer’s highest annual base salary in effect during the twelve-month period prior to the date of termination, plus (ii) two times the officer’s five-year average short-term bonus, plus (iii) the value of any unvested portion of employer contributions made on behalf of the officer under Evergy’s DCP, plus (iv) the premium cost to cover the officer and, if applicable, his or her beneficiaries under Evergy’s health and welfare plans for two years.

The following table sets forth our payment obligations under the Evergy change-in-control agreements and other compensatory plans if, following a change-in-control, we terminate the NEO without “Cause” or the NEO leaves for “Good Reason.” The table does not include amounts that are due to the NEOs, such as accrued salary and amounts due under retirement and deferred compensation plans except as noted. The amounts shown in the table assume that the termination took place on December 31, 2019.

Benefit	Mr. Bassham ($)	Mr. Bryant ($)	Mr. Greenwood ($)	Mr. Somma ($)	Ms. Humphrey ($)
Two Times Salary(1)	1,900,000	1,040,000	1,040,000	990,000	968,000
Two Times Bonus(2)	1,390,816	478,418	564,928	537,768	464,347
Annual Bonus(3)	950,000	416,000	416,000	396,000	314,600
Retirement Benefit Enhancement (4)	804,992	123,433	519,418	477,508	147,868
Performance Share Awards Vesting(5)	8,532,648	2,210,261	661,379	629,616	1,677,760
Restricted Stock (Units) Vesting(6)	4,086,090	1,564,308	1,026,144	935,408	1,389,541
Health and Welfare(7)	69,121	67,955	64,807	65,163	50,726
Accrued Vacation	73,077	40,000	—	15,231	37,231
Tax Gross-Up(8)	—	—	—	—	—
Total	17,806,744	5,940,375	4,292,676	4,046,694	5,050,073
(1)	The NEOs receive two times their highest annual base salary during the twelve-month period prior to the date of termination.
(2)	The NEOs receive two times their average annualized amount paid during the five fiscal years immediately preceding the year in which the Change-in-Control occurs.
(3)	These amounts reflect an accrued bonus for each NEO for the fiscal year ended December 31, 2019 based on target achievement which would be payable under the annual incentive plan regardless of the Change-in-Control.
(4)	The amounts reflect the present value of the benefit arising from additional years of service credited upon a Change-in-Control. The NEOs are credited for two additional years of service. These benefits are paid through our SERP and Retirement Restoration Plan.

Executive Compensation Executive Compensation Tables | Evergy 2020 Proxy Statement 50

(5)	In the event of a Change-in-Control and termination of employment without cause or for good reason, the LTIP provides that all performance-based restricted stock units and performance share grants are deemed to have been fully earned. The amounts shown reflect the aggregate target number of performance shares, valued at the $65.09 closing price of our stock on December 31, 2019, plus accrued cash dividends.
(6)	In the event of a Change-in-Control and termination of employment without cause or for good reason, the LTIP provides that all restrictions on restricted stock and restricted stock unit grants are removed. The amounts shown reflect the aggregate number of restricted stock (unit) grants outstanding as of December 31, 2019, plus reinvested dividends carrying the same restrictions, valued at the $65.09 closing price of our stock on December 31, 2019.
(7)	The amounts include medical, accident, disability and life insurance for two years following termination and are estimated based on the current premiums for medical coverage and premiums for private insurance coverage for the individuals, as well as for financial advisory services for one year.
(8)	Under our change-in-control agreements, officers are not entitled to a gross-up payment in connection with any payments and benefits received. Instead, the benefits payable in connection with a Change-in-Control will be reduced to the extent necessary to avoid the imposition of the excise taxes imposed by Section 4999, if such a reduction would result in greater after-tax benefits than if no such reduction had been made.

Payments under Legacy Change-in-Control Severance Agreements

As of December 31, 2019, we were bound by the change-in-control agreements that Great Plains Energy and Westar Energy had previously entered into with their officers. These legacy change-in-control agreements were replaced by the Evergy agreements described above in 2019 and will not apply to any transaction following the merger of Westar Energy and Great Plains Energy. The merger involving Great Plains Energy and Westar Energy constituted a change-in-control transaction under the agreements from both companies. Information regarding the terms of these legacy change-in-control agreements and the payments that would be made to our NEOs under these legacy agreements is included in Appendix B to this proxy statement.

Executive Severance Plan

Pursuant to our Executive Severance Plan, Evergy’s Chief Executive Officer, Chief Financial Officer, President and Chief Operating Officer and any Vice President of Evergy who is appointed by the Evergy Board is entitled to certain benefits if the eligible officer’s employment is terminated by Evergy without Cause, other than in a situation that is governed by a change-in-control severance agreement.

Subject to the terms of the severance plan, if an eligible officer’s employment is terminated by Evergy without cause, the officer would be entitled to accrued but unpaid compensation and other benefits, as well as a cash amount equal to the aggregate sum of:

▪	one (or two for the Chief Executive Officer) times the officer’s annual base salary in effect on the date of termination; plus
▪	one (or two for the Chief Executive Officer) times the officer’s target annual incentive award with respect to the fiscal year in which the termination occurs; plus
▪	a cash amount equal to the pro rata portion of the officer’s target annual incentive award for the fiscal year in which the termination occurs, to the extent not theretofore paid; plus
▪	a cash amount equal to twelve (12) (or twenty-four (24) for the Chief Executive Officer) times Evergy’s monthly COBRA premium cost to cover the officer, and if applicable his or her beneficiaries, under Evergy’s health, vision and dental plans.

In addition to the cash lump sum payment described above, an officer will vest in a pro rata portion of any outstanding time-based and performance-based long-term incentive awards (e.g., equity awards). Performance-based long-term incentive awards will only vest pro rata following completion of the applicable performance period. The officer is also eligible to receive outplacement counseling services during the twelve-month period following termination, up to a $25,000 limit.

Any benefits payable under the severance plan are subject to execution of an agreement by the officer releasing claims against Evergy as well as the officer’s compliance with certain covenants contained in the severance plan, including confidentiality, non-solicitation of employees, non-disparagement and assistance to Evergy with respect to any disputes.

Evergy may amend or terminate the severance plan, in whole or in part, at any time and in any way except that, without the consent of the officer, no amendment that materially reduces an officer’s rights or potential benefits under the severance plan may become effective before the 90th calendar day after such amendment or termination is approved by the administrator.

Executive Compensation Executive Compensation Tables | Evergy 2020 Proxy Statement 51

The following table sets forth our payment obligations under the severance plan. The table does not include amounts that are due to the NEOs, such as accrued salary and bonus and amounts due under retirement and deferred compensation plans, and also excludes the optional use of outplacement counseling services. The amounts shown in the table assume that the termination took place on December 31, 2019.

Benefit	Mr. Bassham ($)	Mr. Bryant ($)	Mr. Greenwood ($)	Mr. Somma ($)	Ms. Humphrey ($)
Salary	1,900,000	520,000	520,000	495,000	484,000
Bonus	1,900,000	416,000	416,000	396,000	314,600
Performance Share (Unit) Vesting(1)	4,638,399	1,275,576	812,693	741,018	951,369
Restricted Stock (Unit) Vesting(2)	2,312,043	893,662	63,157	60,121	777,254
COBRA	24,235	24,235	23,022	23,294	15,498
Accrued Vacation	73,077	40,000	50,000	47,596	37,231
Total	10,847,754	3,169,473	1,884,872	1,763,029	2,579,952
(1)	Under the severance plan, a pro-rata portion of any performance-based long-term incentive will vest following completion of the performance period. The amounts shown reflect the pro rata portion of these incentives, at target, valued at the $65.09 closing price of our stock on December 31, 2019, plus accrued cash dividends.
(2)	Under the severance plan, a pro-rata portion of any time-based long-term incentive will vest. The amounts shown reflect the pro rata portion of these incentives, plus reinvested dividends carrying the same restrictions, valued at the $65.09 closing price of our stock on December 31, 2019.

Retirement

Upon retirement, each NEO would receive a lump sum cash payment of all earned and unpaid salary, accrued but unused vacation, retirement benefits and deferred compensation, among other benefits. Please refer to the “Pension Benefits” section of this proxy statement for information regarding retirement benefits and the “Non-qualified Deferred Compensation” section of this proxy statement for information on deferred compensation.

Restricted stock units granted by Evergy vest on a pro rata basis (based on actual performance in the case of performance-based restricted stock units) on the scheduled vesting date in the case of retirement. Retirement means an officer’s separation from service (i) after reaching age 60 and having ten years of service and (ii) the officer having provided a minimum of six-months’ advance notice of retirement.

Unvested performance share and restricted stock awards previously granted by Great Plains Energy, and time-based restricted stock units previously granted by Westar Energy, are forfeited upon retirement, absent Board action to the contrary. Retirees are eligible for a prorated portion of annual incentive plan awards.

Death or Disability

In the event of death or disability, the NEO or their beneficiary would receive a lump sum cash payment of all accrued and unpaid salary, unused vacation and the retirement benefits and deferred compensation discussed above.

Restricted stock units granted by Evergy vest in full (at target in the case of performance-based restricted stock units) upon death or disability. Performance share and restricted stock awards previously granted by Great Plains Energy are forfeited upon death or disability, absent Board action to the contrary. Time-based restricted stock units previously granted by Westar Energy vest on a prorated basis upon death or disability. NEOs or their beneficiaries are eligible for a prorated portion of annual incentive plan awards.

Resignation or Termination

In the event of resignation or termination not covered by the severance plan, the NEO would receive a lump sum cash payment of all accrued and unpaid salary, unused vacation and the retirement benefits and deferred compensation discussed above. The NEO would also be entitled to continue health insurance benefits, at his or her own cost, as mandated by COBRA, or to elect retiree medical coverage if eligible to do so. All outstanding equity and annual incentive awards would be terminated, unless the Board took other action in its sole discretion.

Executive Compensation Executive Compensation Tables | Evergy 2020 Proxy Statement 52

CEO Pay Ratio

We are required to disclose the ratio of our principal executive officer’s annual total compensation to the annual total compensation of an employee whose compensation is at the median of all employee compensation (excluding the principal executive officer). Mr. Terry Bassham is our principal executive officer.

The rules governing the CEO Pay Ratio allow use of the same individual median employee for a 3-year period, provided the employee is actively employed at the company and during the last completed fiscal year there have been no changes in the company’s employee population or employee compensation arrangements that it reasonably believes would result in a significant change to its pay ratio disclosure. As such, Evergy used the same individual identified in 2018 that was included in the compilation of our CEO pay ratio as reported in the 2019 proxy. The methodology used to identify that person is described below.

To identify the median employee, we compiled a list of 4,876 employees who were employed full-time, part-time or seasonally on October 1, 2018. Our workforce is located almost exclusively in two states, with approximately 46% in Missouri and approximately 54% in Kansas in 2018, and those percentages have not significantly changed. The average tenure for employees compiled in this list was 14 years of service, approximately 99% were full-time employees and 55% were bargaining unit (union) employees.

We reviewed annual total cash compensation for each employee on the list to identify the “median employee” and then calculated the median employee’s annual total compensation using the same methodology used in compiling the Summary Compensation Table for our NEOs. Annual total compensation includes among other items, base wages, overtime, short-term incentive and recognition payments, change in pension value and other elements of pay such as 401(k) employer match and equity incentives, as applicable. Our “median employee” is a nonunion employee at manager level with an annual base salary of $97,822 for 2019, and annual total compensation, calculated in the same manner as is done for Mr. Bassham, of $153,717. The calculation for annual total compensation does not represent the amount of cash compensation realized by our median employee and does not represent the amount of compensation that the employee will receive. Rather, SEC rules require that we include in this amount any change in the present value of estimated accrued pension payments, even though no cash pension benefits were paid to or received by the median employee. Year-over-year changes in pension value are driven by two primary factors; additional service/benefit accruals (which increases the value) and changes in actuarial pension assumptions. For 2019, the decrease in discount rates (used to discount the expected pension payments back to today) of roughly 70 basis points substantially increased the pension value calculated as part of annual total compensation.

Mr. Bassham had 2019 total annual compensation of $5,793,975 as reflected in the Summary Compensation Table. As a result, we estimate that the ratio of Mr. Bassham’s total annual compensation to that of our median employee was approximately 38:1.

Due to the complexity of the work associated with operating public utilities, our workforce tends to be more highly skilled than workforces at companies in other industries. In addition, our employees often have a relatively long tenure with Evergy.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for Evergy, as other companies have different employee populations and compensation practices and may utilize different methodologies, estimates and assumptions in calculating their pay ratios.

Executive Compensation Executive Compensation Tables | Evergy 2020 Proxy Statement 53

Proposal 3	Ratification of the Appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2020.
	☑	The Board recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP for 2020.

Deloitte & Touche LLP (“Deloitte & Touche”) has acted as the independent registered public accounting firm for Evergy and its predecessor companies since 2002. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements. The Audit Committee has selected Deloitte & Touche as our independent registered public accounting firm for 2020 and has directed that management submit such selection to shareholders for ratification at the annual meeting.

Shareholder ratification of the selection of Deloitte & Touche as our independent registered public accounting firm is not required by our By-laws or otherwise. However, we are submitting the selection of Deloitte & Touche to the shareholders for ratification as a matter of good corporate governance. If our shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte & Touche. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and our shareholders. Representatives from Deloitte & Touche are expected to be present at the annual meeting, with the opportunity to make statements if they wish to do so, and are expected to be available to respond to appropriate questions.

Information Regarding Audit Matters

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has adopted policies and procedures for the pre-approval of all audit services, audit-related services, tax services and other services to be provided by the independent registered public accounting firm for Evergy and its subsidiaries. Under these policies and procedures, the Audit Committee may pre-approve certain types of services, up to the aggregate fee levels it sets. Any proposed service within a pre-approved type of service that would cause the applicable fee level to be exceeded cannot be provided unless the Audit Committee either amends the applicable fee level or specifically approves the proposed service. The Audit Committee, as well, may specifically approve audit, audit-related, tax or other services on a case-by-case basis. Pre-approval is generally provided for up to one year, unless the Audit Committee specifically provides for a different period. Evergy provides quarterly updates to the Audit Committee regarding actual fees spent with respect to pre-approved services. The Chair of the Audit Committee may pre-approve audit, audit-related, tax and other services provided by the independent registered public accounting firm as required between meetings and report such pre-approval at the next Audit Committee meeting.

Fees Paid to Deloitte & Touche

The following table sets forth the aggregate fees billed by Deloitte & Touche for audit services rendered in connection with the consolidated financial statements and reports for 2019 and 2018, and for other services rendered during 2019 and 2018 to Evergy and its subsidiaries. All such services were pre-approved by the Audit Committee. Out-of-pocket costs incurred in connection with these services are also shown.

Fee Category	2019	2018
Audit Fees	$4,416,500	$5,735,396
Audit-Related Fees	$124,600	$139,000
Tax Fees	$28,163	$34,765
All Other Fees	$8,790	$5,895
Total Fees:	$4,578,053	$5,915,056

Audit Fees: Consist of fees billed for professional services rendered for the audits of the annual consolidated financial statements and reviews of the interim condensed consolidated financial statements included in quarterly reports. Audit

Proposal 3 − Ratification of Appointment of Deloitte & Touche Evergy 2020 Proxy Statement 54

fees also include: services provided by Deloitte & Touche in connection with statutory and regulatory filings or engagements; audit reports on the effectiveness of internal control over financial reporting and other attest services, except those not required by statute or regulation; services related to filings with the SEC, including comfort letters, consents and assistance with and review of documents filed with the SEC; and accounting research in support of the audit.

Audit-Related Fees: Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of consolidated financial statements of the Company and are not reported under “Audit Fees.” These services include consultation concerning financial accounting and reporting standards.

Tax Fees: Consist of fees billed for tax compliance and related support of tax returns and other tax services, including assistance with tax audits, and tax research and planning.

All Other Fees: Consist of fees for technical accounting training and subscription fees for an accounting research tool.

Proposal 3 − Ratification of Appointment of Deloitte & Touche Evergy 2020 Proxy Statement 55

Audit Committee Report

The Audit Committee is currently comprised of seven independent directors. Each member has the accounting or related financial management experience required under the NYSE listing standards. Our Board has determined that six members of the Committee possess the qualifications of an audit committee financial expert as determined under Regulation S-K Item 407(d) of the Securities Exchange Act of 1934 and have designated Mr. Andrews, Mr. Grimes, Mr. Hawley, Mr. Hyde, Ms. Murtlow and Mr. Soderstrom as those experts. The Audit Committee operates under a written charter that was last amended on December 18, 2019. A copy of the Audit Committee’s charter is available from the Company’s Corporate Secretary and made available on the Company’s website at www.evergyinc.com. As required by the charter, the Audit Committee periodically reviews the charter and recommends any changes to the Board for approval.

Under the Audit Committee’s charter, the Audit Committee has the responsibility to, among other tasks, monitor and provide oversight of management’s preparation of the Company’s financial statements and management’s performance in establishing and maintaining an appropriate system of internal controls related to the financial reporting process. The Audit Committee also periodically reviews and discusses the Company’s policies, processes and frameworks with respect to risk assessment and risk management, and oversees the Company’s internal audit function. The Audit Committee also has the responsibility to review the qualifications, independence and performance of the Company’s independent registered public accounting firm. The Audit Committee oversees the engagement of the independent registered public accounting firm, including fees. The Audit Committee has adopted policies and procedures for the pre-approval of all audit services, audit-related services, tax services and other services to be provided by the independent registered public accounting firm for the Company and its subsidiaries. Under these policies and procedures, the Audit Committee may pre-approve certain types of services, up to the aggregate fee levels it sets. Any proposed service within a pre-approved type of service that would cause the applicable fee level to be exceeded cannot be provided unless the Audit Committee either amends the applicable fee level or specifically approves the proposed service.

The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America. The independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. This opinion is based on an audit conducted by the independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). During 2019, the Company’s independent registered public accounting firm was Deloitte & Touche LLP. Deloitte & Touche has acted as the independent registered public accounting firm for the Company and the Company’s predecessors since 2002.

In performing its functions, the Audit Committee acts only in an oversight capacity and relies necessarily on the work and assurances provided to it by management and on opinions made to it by the Company’s independent registered public accounting firm in its report. Accordingly, the oversight provided by the Audit Committee should not be considered as providing an independent basis for determining that management has established and maintained appropriate internal controls related to the financial reporting process, that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or that the audit of the Company’s financial statements and effectiveness of the Company’s internal control over financial reporting by the independent registered public accounting firm has been carried out in accordance with the standards of the PCAOB.

In connection with its function to oversee and monitor the Company’s financial reporting process, the Audit Committee’s activities in 2019 included the following:

▪	reviewed and discussed the audited financial statements and the report on internal control over financial reporting with management, the Company’s chief audit executive and Deloitte & Touche, including a discussion of the reasonableness of significant accounting judgments and estimates, the overall quality and adequacy of the Company’s internal controls over financial reporting, and the organizational structure and responsibilities of the Company’s internal audit function;
▪	discussed with Deloitte & Touche the matters required to be discussed by SEC regulations and by the applicable standards adopted by the PCAOB; and
▪	received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the PCAOB regarding Deloitte & Touche’s communications with the Audit Committee concerning independence and discussed with Deloitte & Touche its independence from management and the Company and its subsidiaries.

Audit Committee Report Evergy 2020 Proxy Statement 56

During 2019, at each of its regularly scheduled meetings, the Audit Committee met in separate private sessions with either the chief executive officer or the senior members of the Company’s financial management team, the Company’s chief audit executive and, if applicable, the Company’s independent registered public accounting firm. An executive session with only the members of the Audit Committee in attendance was also held at each of these meetings. The Committee’s agenda is established by the Audit Committee’s chairman and the Company’s chief audit executive, in consultation with the Company’s Corporate Secretary.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.

Audit Committee

Thomas D. Hyde, Chair Charles Q. Chandler IV Scott D. Grimes Richard L. Hawley Ann D. Murtlow S. Carl Soderstrom Jr.

Mr. Andrews is a current member of the Audit Committee, but joined the Board after the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2019 was filed with the SEC; therefore his name is not listed as a committee member above.

Audit Committee Report Evergy 2020 Proxy Statement 57

Security Ownership of Directors, Management and Beneficial Owners

The following table shows, as of March 3, 2020, beneficial ownership of Company common stock by (i) each NEO, (ii) each director, (iii) all directors and executive officers as a group and (iv) each shareholder who the Company knows is a beneficial owner of more than five percent of the outstanding shares of the Company’s common stock (based on SEC filings). We have no knowledge of any person (as defined by the SEC) who owns beneficially more than five percent of our common stock, except as described below. Except as noted below, we believe that the persons listed have sole voting and investment power with respect to the securities listed.

Security Ownership of Directors and Executive Officers

Name	Beneficially Owned Shares (#)	Share Equivalents to be Settled in Stock (#)		Total Share Interest (#)		Percent Of Class (%)
Named Executive Officers
Terry Bassham	178,771	63,378	(1)	242,149	(1)	*
Kevin Bryant	23,649	23,613	(2)	47,262	(2)	*
Greg Greenwood	21,898	18,509	(3)	40,407	(3)	*
Tony Somma	48,011	17,270	(4)	65,281	(4)	*
Heather Humphrey	38,349	21,001	(5)	59,350	(5)	*
Executive Officer Total	376,715	178,311		544,273		*

Non-Management Directors
Kirkland B. Andrews	1,874	—		1,874		*
Mollie Hale Carter	—	95,984	(6)	96,984		*
Charles Q. Chandler IV	5,767	101,501	(6)	107,278		*
Gary D. Forsee	3,333	26,100	(6)	28,433		*
Scott D. Grimes	788	13,089	(6)	13,877		*
Richard L. Hawley	20,713	—		20,713		*
Thomas D. Hyde	2,733	19,267	(6)	22,040		*
B. Anthony Isaac	37,535	—		37,535		*
Paul M. Keglevic	—	1,874	(6)	1,874		*
Sandra A.J. Lawrence	4,760	58,965	(6)	63,725		*
Ann D. Murtlow	3,302	12,704	(6)	16,006		*
Sandra J. Price	—	10,216	(6)	10,216		*
Mark A. Ruelle	98,898	6,205	(6)	105,103		*
John J. Sherman	42,528	—		42,528		*
S. Carl Soderstrom Jr.	16,589	—		16,589		*
John A. Stall	4,290	—		4,290		*
All Evergy Directors and Executive Officers as a Group (25 persons)				1,133,338		*
*	less than one percent
(1)	Includes 13,100 shares of restricted stock and 50,278 restricted stock units.
(2)	Includes 3,821 shares of restricted stock and 19,792 restricted stock units.
(3)	Includes 18,509 restricted stock units.
(4)	Includes 17,270 restricted stock units.
(5)	Includes 2,930 shares of restricted stock and 18,071 restricted stock units.
(6)	Includes equity that was deferred pursuant to a non-employee director deferred compensation plan that will settle in stock on a 1-for-1 basis and be distributed following termination of service on the Board pursuant to elections made by the director.

Security Ownership Evergy 2020 Proxy Statement 58

Security Ownership of Certain Beneficial Owners

	Beneficial Ownership of Common Stock (Based on Schedule 13G/A Filing)	Percentage of Common Shares Outstanding(4)
Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	30,228,086	13.33%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	19,510,056	8.61%
State Street Corporation(3) State Street Financial Center One Lincoln Street Boston, MA 02111	12,369,954	5.46%
(1)	Based on information provided in Schedule 13G/A filed by The Vanguard Group (“Vanguard”) and its affiliated reporting persons on February 11, 2020. The Vanguard Schedule 13G/A states that as of December 31, 2019, the reporting persons collectively held sole voting power with respect to 402,233 shares, shared voting power with respect to 169,130 shares, sole dispositive power with respect to 29,743,442 shares, shared dispositive power with respect to 484,644 shares and an aggregate beneficial ownership of 30,228,086 shares.
(2)	Based on information provided in Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) and its affiliated reporting persons on February 5, 2020. The BlackRock Schedule 13G/A states that as of December 31, 2019, the reporting persons collectively held sole voting power with respect to 17,417,530 shares and sole dispositive power with respect to 19,510,056 shares.
(3)	Based on information provided in Schedule 13G filed by State Street Corporation (“State Street”) and its affiliated reporting persons on February 13, 2020. The State Street Schedule 13G states that as of December 31, 2019, the reporting persons collectively held sole voting power with respect to 0 shares, shared voting power with respect to 10,688,664 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 12,340,471 shares.
(4)	The percentage is based on approximately 226,660,735 shares of our common stock outstanding as of March 1, 2020.

Security Ownership Evergy 2020 Proxy Statement 59

Frequently Asked Questions

What is a proxy? What is a proxy statement?

A proxy is the person that you legally designate to vote your common stock. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. A proxy statement is a document that SEC rules require that we make available when we ask you to vote your common stock at, or provide a proxy for, an annual meeting of shareholders.

Why did you provide me this proxy statement?

We provided you this proxy statement because you were a holder of our common stock as of the close of business on February 25, 2020 (the “Record Date”), and our Board is soliciting your proxy to vote at the annual meeting of shareholders. We mailed to many of our shareholders a notice regarding the internet availability of proxy materials (the “Notice”) and elected to provide those shareholders access to this proxy statement and our 2019 annual report electronically via the internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request a printed copy. The Notice explains how to access the proxy statement and our 2019 annual report and how to vote. If you would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice.

What will I be voting on and how does the Board recommend that I vote on these matters?

The Board recommends that you vote as follows for the proposals identified below:

☑ FOR	The election of the 13 nominees named in this proxy statement as directors
☑ FOR	An advisory non-binding resolution approving the 2019 compensation of our named executive officers as disclosed in the proxy statement (a “say on pay resolution”)
☑ FOR	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020

Who is entitled to vote on these matters?

You are entitled to vote if you owned our common stock as of the close of business on the Record Date. On that day, 226,659,013 shares of our common stock were outstanding and eligible to be voted. Shares held by us in our treasury account are not considered to be outstanding and will not be considered present or voted at the annual meeting. Each share of common stock is entitled to one vote.

A quorum is required to conduct business at the annual meeting. A quorum exists when a majority of the shares of common stock that are outstanding and entitled to vote at the meeting are represented in person or by proxy. If no quorum exists at the start of the annual meeting, the meeting may be adjourned to solicit additional proxies in order to achieve a quorum. Abstentions or withhold votes and broker non-votes will be counted to determine whether there is a quorum present.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, you are a “shareholder of record,” or “registered holder,” with respect to those shares.

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of those shares, and your shares are held in “street name.”

How many votes are needed to elect the director nominees?

We have a majority voting standard so that, in an uncontested election, a director nominee is elected to the Board only if the number of shares voted “for” a director nominee exceeds 50% of the number of votes cast with respect to that director nominee. Votes cast for a director nominee will include a shareholder’s direction to withhold authority but will exclude abstentions. An election is considered “contested” when a shareholder solicits proxies to elect individuals nominated by the shareholder to our Board. In a contested election, director nominees are elected by a plurality of the votes cast, rather than a majority of the votes cast. The 2020 annual meeting of shareholders is not contested.

Frequently Asked Questions Evergy 2020 Proxy Statement 60

Prior to being nominated, each incumbent director nominee is required to deliver to our Corporate Secretary an irrevocable letter of resignation that will take effect if the nominee fails to receive the vote required for election. If a standing director is not re-elected, our Nominating, Governance, and Corporate Responsibility Committee will recommend to the Board whether to accept or reject the resignation. The Board will publicly disclose its decision regarding the resignation following certification of the voting results.

Cumulative voting is not allowed with respect to the election of our directors. Your broker is not permitted to vote your shares on this matter if no instructions are received from you.

How many votes are needed to approve the say on pay resolution?

The say on pay resolution is advisory and is not binding on the Company, the Board or the Compensation and Leadership Development Committee. The Compensation and Leadership Development Committee will, however, consider the outcome of the vote on this resolution when making future executive compensation decisions. The affirmative vote of the holders of a majority of shares present in person or by proxy at the annual meeting and entitled to vote on the matter is required to approve (on a non-binding advisory basis) the say on pay resolution. Abstentions will have the same effect as votes against the proposal. Your broker is not entitled to vote your shares on this matter if no instructions are received from you.

How many votes are needed to ratify the appointment of Deloitte & Touche?

Ratification requires the affirmative vote of the holders of a majority of shares present in person or by proxy at the annual meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against ratification. Shareholder ratification of the appointment is not required, but your views are important to the Audit Committee and the Board. If shareholders do not ratify the appointment, our Audit Committee will reconsider the appointment. Even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company. Your broker is entitled to vote your shares on this matter if no instructions are received from you.

Who is allowed to attend the 2020 Annual Meeting?

You are welcome to attend the annual meeting if you own our shares as of the Record Date. You will need to register when you arrive at the meeting. Registration will begin at 8:45 a.m. and seating will begin at 9:00 a.m. We may also verify your name against our shareholder list. To verify your identity, you will be required to present government-issued photo identification, such as a driver’s license, state identification card or passport. If you own shares in “street name” through a brokerage account or bank or other nominee, you must bring a brokerage account statement or other evidence of your share ownership as of the Record Date. If we cannot verify that you own our shares, you will not be admitted to the meeting. To avoid delays in gaining admittance to the meeting, registered shareholders should bring the “Admission Ticket” found at the top of the proxy card.

We are actively monitoring the coronavirus (COVID-19) and are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please check the Company’s investor relations website, evergyinc.com, prior to the meeting date.

May I ask questions at the annual meeting?

Yes. We will answer your questions at the end of the annual meeting. We may impose certain procedural requirements, such as limiting repetitive or follow-up questions, so that more shareholders will have an opportunity to ask questions.

When will the 2021 annual meeting be held?

Our By-laws provide that the annual meeting of shareholders will be held on the first Tuesday of May. Therefore, the 2021 annual meeting will be held on May 4, 2021, unless changed by the Board.

How can I propose someone to be a nominee for election to the Board?

The Nominating, Governance, and Corporate Responsibility Committee of the Board will consider candidates for director suggested by shareholders, using the process described in the “Director Nominating Process” section on page 15.

Frequently Asked Questions Evergy 2020 Proxy Statement 61

How can I nominate a director or submit a proposal for the 2021 annual meeting?

Business Proposals for Inclusion in Next Year’s Proxy Statement (Rule 14a-8): SEC rules permit shareholders to submit proposals for inclusion in our proxy statement if the shareholder and the proposal meet the requirements specified in Rule 14a-8 of the Exchange Act. To be considered for inclusion in our proxy statement for the 2021 annual meeting, we must receive notice of the proposal on or before November 20, 2020. Shareholder proposals should be addressed to: Evergy, Inc., 1200 Main Street, Kansas City, Missouri 64105, Attention: Corporate Secretary.

Director Nominees for Inclusion in the 2021 Proxy Statement (Proxy Access): Our By-Laws permit an eligible shareholder, or a group of up to 20 eligible shareholders, who have continuously owned at least three percent of our outstanding shares for at least three years as of the date the shareholder(s) notify us of the intent to utilize our “proxy access” by-law provision. Ownership of our predecessor companies — Great Plains Energy and Westar Energy — count toward the continuous holding requirement. “Proxy access” can be used to nominate up to 25% of the total number of directors who are members of the Board as of the date that the shareholder(s) notify us of the intent to utilize “proxy access.” Director nominations submitted under this By-law provision must be delivered to us no earlier than February 3, 2021, and no later than March 5, 2021. Your notice must comply with the requirements in our By-laws.

Director Nominees and Other Business Proposals for Consideration at Next Year’s Annual Meeting: Our By-laws also set forth the procedures that a shareholder must follow to nominate a candidate for election as a director or to propose other business for consideration at shareholder meetings, in each case, not submitted for inclusion in the 2021 proxy statement (either under proxy access or Rule 14a-8), but instead to be presented directly at shareholder meetings. In each case, director nominations or proposals for other business for consideration at the 2021 annual meeting submitted under these By-law provisions must be delivered to us no earlier than February 3, 2021, and no later than March 5, 2021, in order to be raised at the 2021 annual meeting. The notice regarding the director nomination or proposal must comply with the requirements in our By-laws.

How can I vote?

If you were a shareholder of record on the Record Date, you may:

▪	vote via the internet by following the voting instructions on the proxy card or Notice;
▪	vote by calling the toll-free number on the proxy card or Notice;
▪	vote by completing and returning your proxy card in the enclosed envelope; or
▪	vote in person by attending the annual meeting.

We encourage you to vote as soon as possible even if you plan to attend the meeting. Voting through the internet saves time and postage costs.

If your shares are held by a broker or other nominee, you will receive instructions from the broker or other nominee that you must follow in order to vote your shares.

What if I do not specify a choice for a matter when returning a proxy?

If a properly signed proxy is returned by a shareholder of record without shareholder directions by the close of voting, the shares will be voted as recommended by the Board.

What shares are included on the proxy card?

You may receive more than one proxy card or Notice depending on how you hold your shares and how your shares are registered. If you hold shares through someone else, such as a bank or broker, you may also receive proxy materials from them asking how you want to vote. If you participate in our Dividend Reinvestment and Direct Stock Purchase Plan, or our 401(k) savings plan, and the account names are exactly the same on each, you will receive one proxy card or Notice for all shares of common stock held in or credited to your accounts as of the Record Date. If the names on your accounts are different, you will receive more than one proxy card or Notice. We encourage you to have all accounts registered in the same name and address whenever possible.

Frequently Asked Questions Evergy 2020 Proxy Statement 62

For shareholders in our 401(k) savings plan, the proxy card or Notice covers all shares for which the shareholder has the right to give voting instructions to Empower Retirement, trustee of that plan. The proxy card, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 p.m. on April 30, 2020, your shares will not be voted.

Any shares that you own in street name are not included in the total number of shares that are listed on your proxy card. Your broker or other nominee will send you directions on how to vote shares held in street name.

You should complete and return all proxy cards delivered to you to vote all shares registered to you.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time before the close of voting by written notice to the Corporate Secretary; submission of a proxy bearing a later date; or casting a ballot at the annual meeting.

If your shares are held in street name, you must contact your broker or other nominee to change your vote or revoke your proxy. If you would like to vote in person, and your shares are held in street name, you should contact your broker or other nominee to obtain a broker’s proxy card and bring it, together with proper identification and your evidence of your share ownership, with you to the annual meeting.

Will my shares held in street name be voted if I do not provide instructions?

NYSE rules allow brokers, banks and other nominees to vote shares on certain “routine” matters for which their customers do not provide voting instructions. The ratification of the appointment of Deloitte & Touche is considered a “routine” matter on which your broker, bank or other nominee can vote your shares without your instructions. The proposals relating to the election of directors and the say on pay resolution are not “routine” proposals. Therefore, if you do not instruct your broker, bank and other nominee how to vote, your shares will not be voted on those proposals, which is referred to as “broker non-votes.” Therefore, it is important street name holders provide voting instructions to their brokers, banks and other nominees. Broker non-votes will have no effect on the results of the election of directors or the say on pay resolution.

Is my vote confidential?

We have a policy of voting confidentiality. Your vote will not be disclosed to the Board or our management, except as may be required by law and in other limited circumstances.

Who pays for soliciting proxies for the annual meeting?

We will pay the costs of this solicitation. Proxies may be solicited in person, through the mail, by telephone, facsimile, e-mail or other electronic means by our directors, officers and employees without additional compensation.

We have retained Innisfree M&A Incorporated to assist us in the solicitation of votes for a fee of $17,500, plus a charge of $5.00 per holder for telephone solicitations and reimbursement of reasonable out-of-pocket expenses. We will also reimburse brokers, banks, nominees and fiduciaries for their costs in sending proxy materials to holders of our shares.

Are you “householding” for your shareholders with the same address?

Yes. Shareholders of record who receive printed copies of proxy materials and share the same last name and household mailing address with multiple accounts will receive a single copy of our proxy materials unless we are instructed otherwise. Each such registered shareholder will continue to receive a separate proxy card. Any shareholder who would like to receive separate copies of our proxy materials, or who received multiple copies and would like to receive combined mailings, may call us at 1-800-245-5275, or write us at Evergy, Inc., Attn: Investor Relations, P.O. Box 418679, Kansas City, Missouri 64141-9679. Shareholders who hold their shares in street name should contact their broker or other nominee regarding combined mailings.

Can I elect electronic delivery of annual shareholder reports, proxy statements and proxy cards?

Yes. You can elect to receive future annual shareholder reports, proxy statements and proxy cards electronically via the internet. To sign up for electronic delivery, please follow the instructions on the proxy card or the Notice to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

Frequently Asked Questions Evergy 2020 Proxy Statement 63

Appendix A

GAAP to Non-GAAP Financial Metric Reconciliation

Reconciliation of adjusted earnings per share for incentive compensation to earnings per share

(Dollars in millions)	Earnings (Loss) per Diluted Share
Year Ended December 31

Diluted earnings per share	$2.79
Non-GAAP reconciling items:
Rebranding costs, pre-tax	0.05
Voluntary severance costs, pre-tax	0.08
Incentive compensation costs, pre-tax	0.10
Incentive compensation costs at target, pre-tax	(0.07)
Income tax benefit	(0.04)
Adjusted earnings per share for incentive compensation (non-GAAP)	$2.91

Reconciliation of adjusted non-fuel operating and maintenance expense for incentive compensation to operating and maintenance expense

(Dollars in millions)	Year Ended December 31, 2019
Operating and maintenance expense	$1,218.6
Non-GAAP reconciling items:
Rebranding expenses	(12.1)
Lease expense	(4.8)
Voluntary severance expenses	(19.2)
Incentive compensation expenses	(23.2)
Adjusted non-fuel operating and maintenance expense for incentive compensation	$1,159.3

Appendix A Evergy 2020 Proxy Statement A-1

Appendix B

Information Regarding Legacy Change-In-Control Agreements

Legacy Great Plains Energy Change-in-Control Severance Agreements

The change-in-control agreements Great Plains Energy entered into with Mr. Bassham, Mr. Bryant and Ms. Humphrey specified the benefits payable in the event their employment was terminated within two years of a “Change-in-Control” or within a “protected period.” “Change-in-Control” and “protected period” are defined under the legacy Great Plains Energy change-in-control agreements in a substantially similar manner as those concepts are defined in the Evergy change-in-control agreements, as described on page 49 above.

The legacy Great Plains Energy change-in-control arrangements were “double trigger,” meaning that benefits were only paid if Great Plains Energy experienced a Change-in-Control and the officer’s employment was terminated other than for “Cause” or by the officer for “Good Reason” within two years of a Change-in-Control or within a protected period. “Good Reason” is defined under the legacy Great Plains Energy change-in-control agreements in a substantially similar manner as it is defined in the Evergy change-in-control agreements, as described on page 49 above. “Cause” under the legacy Great Plains Energy agreements included:

▪	a material misappropriation of any funds, confidential information or property;
▪	the conviction of, or the entering of, a guilty plea or plea of no contest with respect to a felony (or equivalent);
▪	willful damage, willful misrepresentation, willful dishonesty or other willful conduct that can reasonably be expected to have a material adverse effect on Great Plains Energy; or
▪	gross negligence or willful misconduct in performance of the employee’s duties (after written notice and a reasonable period to remedy the occurrence).

The legacy Great Plains Energy change-in-control arrangements provided for a gross-up for applicable excise taxes, which is a benefit that Evergy eliminated in its change-in-control agreements. Any change-in-control benefits payable under the legacy agreements were subject to execution of an agreement by the officer releasing claims against Great Plains Energy as well as the officer’s compliance with certain covenants contained in the agreement, including confidentiality, non-competition, non-solicitation, non-disparagement and assistance to Great Plains Energy with respect to any disputes.

Under the legacy Great Plains Energy change-in-control arrangements, in the event of a triggering event, as described above and subject to other terms in the change-in-control agreements, an officer would be entitled to accrued but unpaid compensation and other benefits, as well as a cash amount equal to the aggregate sum of (i) two times the officer’s highest annual base salary in effect during the twelve-month period prior to the date of termination, plus (ii) two times the officer’s five-year average short-term bonus, plus (iii) the actuarial present value of pension plan benefits for two additional years of service, plus (iv) the value of any unvested portion of employer contributions made on behalf of the officer under the Great Plains Energy deferred compensation plan. The legacy Great Plains Energy change-in-control arrangements also required that Great Plains Energy provide health and welfare benefits for the officer, and if applicable his or her beneficiaries, for two years.

Legacy Westar Energy Change-in-Control Severance Agreements

The change-in-control agreements Westar Energy entered into with Mr. Greenwood and Mr. Somma specified the benefits payable in the event their employment is terminated within three years of a “Change-in-Control.” The phrase “Change-in-Control” under the legacy Westar Energy agreements generally meant the sale of all or substantially all of Westar Energy’s assets, a person becoming the beneficial owner of 20 percent or more of Westar Energy’s outstanding voting securities, a merger or consolidation or Westar Energy’s continuing directors ceasing for any reason to constitute a majority of the board of directors.

The legacy Westar Energy change-in-control arrangements were “double trigger,” meaning that benefits were only paid if Westar Energy experienced a Change-in-Control and the officer’s employment was terminated other than for “Cause” or by the officer for “Good Reason” within three years of a Change-in-Control.

The term “Cause” under the legacy Westar Energy agreements generally meant the officer’s conviction of a felony or crime involving moral turpitude, the officer’s commission of a willful act of fraud or dishonesty with respect to Westar Energy, the officer’s willful and repeated failure to perform substantially his or her material job duties, the officer’s engaging in significant activity that is materially harmful to Westar Energy’s reputation or the officer’s breach of his or her fiduciary responsibilities.

Appendix B Evergy 2020 Proxy Statement B-1

The phrase “Good Reason” under the legacy Westar Energy agreements generally meant any change in an officer’s status as an officer, a reduction in total compensation, any requirement that the officer relocate more than 80 miles to a location outside Westar Energy’s Kansas retail electric service territory or any action that materially and adversely affects the officer’s participation in or reduces the officer’s benefits under any benefit plan.

Under the legacy Westar Energy change-in-control agreements, in the event of a triggering event, as described above and subject to other terms in the change-in-control agreements, the officer would be entitled to accrued but unpaid compensation and other benefits, as well as, among other benefits:

▪	a severance payment equal to two times the sum of (1) the officer’s base salary on the date of the change in control or, if higher, the date of termination, (2) the annual amount of the dividend equivalents payable to the officer, based on Westar Energy’s annual dividend and the “Annual RSU Grant” (defined as the number of restricted share units awarded under the officer’s most recent annual grant of restricted share units, which is equal to the sum of the number of time-based restricted share units and the target number of performance-based restricted share units) and (3) the value of the officer’s Annual RSU Grant (regardless of conditions for vesting) based on the higher of Westar Energy’s stock price at the date of the change in control or the date of termination;
▪	a cash payment for accrued vacation and up to thirty days of accumulated sick leave;
▪	participation in Westar Energy’s (or its successor’s) welfare benefit plans for two years following termination (or until the officer is receiving comparable benefits from a new employer) on the same terms as benefits are provided to the officer at the time of termination; and
▪	a cash payment equal to the actuarial present value of pension plan benefits for two additional years of service.

Under the legacy Westar Energy change-in-control agreements, if necessary to avoid excise taxes, the severance payments would have been reduced to the maximum amount that could have been paid without triggering excise taxes, and there would have been no gross-up payments to executive officers for taxes they incur as a result of receiving change-in-control payments.

Payments under Legacy Change-in-Control Severance Agreements

The following table sets forth our hypothetical payment obligations under the legacy Great Plains Energy and legacy Westar Energy change-in-control agreements and other compensatory plans if, following a Change-in-Control, we terminate the NEO without “Cause” or the NEO leaves for “Good Reason.” The table does not include amounts that are due to the NEOs, such as accrued salary and amounts due under retirement and deferred compensation plans, except as noted. The amounts shown in the table for each NEO assume that the termination took place on December 31, 2019.

Benefit	Mr. Bassham ($)	Mr. Bryant ($)	Mr. Greenwood ($)	Mr. Somma ($)	Ms. Humphrey ($)
Two Times Salary(1)	1,900,000	1,040,000	1,040,000	990,000	968,000
Two Times Bonus(2)	1,390,816	478,418	—	—	464,347
Annual Bonus(3)	695,408	239,209	—	—	232,174
Additional Retirement Benefits(4)	804,992	123,433	519,418	477,508	147,868
Performance Share Awards Vesting(5)	8,532,648	2,210,261	661,379	629,616	1,677,760
Restricted Stock (Units) Vesting(6)	4,086,090	1,564,308	1,026,144	935,408	1,389,541
Annual Restricted Stock Units Value(7)	—	—	1,808,793	1,722,012	—
Health and Welfare(8)	59,641	58,475	36,725	36,547	44,721
Accrued Sick Leave and Vacation(9)	73,077	40,000	60,000	72,346	37,231
Tax Gross-Up(10)	5,193,300	1,595,800	—	—	—
Change-in-Control Reduction(11)	—	—	—	—	—
Total	22,735,972	7,349,904	5,152,459	4,863,437	4,961,642
(1)	The NEOs receive two times their highest annual base salary, during the twelve-month period prior to the date of termination.
(2)	Mr. Bassham, Mr. Bryant and Ms. Humphrey receive two times their average annualized annual incentive compensation awards paid during the last five fiscal years of the Company (or the number of years they worked for the Company) immediately before the fiscal year in which the Change-in-Control occurs.

Appendix B Evergy 2020 Proxy Statement B-2

(3)	The change-in-control agreements for Mr. Bassham, Mr. Bryant and Ms. Humphrey provide for a bonus at least equal to the average annualized incentive awards paid during the last five fiscal years of the Company (or the number of years they worked for the Company) immediately before the fiscal year in which the Change-in-Control occurs, prorated for the number of days employed in the year in which the Change-in-Control occurred.
(4)	The amounts reflect the present value of the benefit arising from additional years of service credited upon a Change-in-Control. The NEOs are credited for two additional years of service. These benefits are paid through our SERP and Retirement Restoration Plan.
(5)	In the event of a “Change-in-Control” and termination of employment without Cause or for Good Reason, the LTIP provides that all performance-based restricted stock units and performance shares are deemed to have been fully earned. The amounts shown reflect the aggregate target number of performance shares, valued at the $65.09 closing price of our stock on December 31, 2019, plus accrued cash dividends.
(6)	In the event of a Change-in-Control and termination of employment without Cause or for Good Reason, the LTIP provides that all restrictions on restricted stock and restricted stock units are removed. The amounts shown reflect the aggregate number of restricted stock (unit) grants outstanding as of December 31, 2019, plus reinvested dividends carrying the same restrictions, valued at the $65.09 closing price of our stock on December 31, 2019.
(7)	For Mr. Greenwood and Mr. Somma, the average of the high and low stock price of December 31, 2019 ($64.64) was used to determine the Annual RSU Grant value, as required by the terms of the change-in-control agreements.
(8)	The amounts include medical, accident, disability and life insurance for two years following termination and are estimated based on the current premiums for medical coverage and premiums for private insurance coverage for the individuals, as well as for financial advisory services for one year.
(9)	Each of the NEOs is entitled to be paid for accrued but unused vacation, and the change-in-control agreements with Mr. Greenwood and Mr. Somma also provide for a payment equal to accrued and unused sick pay.
(10)	Because the change-in-control agreements with Mr. Bassham, Mr. Bryant and Ms. Humphrey were entered into before August 2013, they provide for an additional payment to cover excise taxes imposed by Section 4999 of the Internal Revenue Code (“Section 280G gross-up payments”). We have calculated these payments based on the estimated payments discussed above. In calculating these payments, we did not make any reductions for the value of reasonable compensation for pre-change-in-control period and post-change-in-control period service, such as the value attributed to non-compete provisions. In the event that payments are due under change-in-control agreements, we would perform evaluations to determine the reductions attributable to these services.
(11)	Pursuant to the terms of the change-in-control agreements for Mr. Greenwood and Mr. Somma, the change-in-control payments are reduced to eliminate payment of excise taxes.

Appendix B Evergy 2020 Proxy Statement B-3

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 4, 2020 for shares held directly and by 11:59 p.m. Eastern Time on April 30, 2020 for shares held in a Plan. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 4, 2020 for shares held directly and by 11:59 p.m. Eastern Time on April 30, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E91120-P33323

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EVERGY, INC.

This proxy is solicited on behalf of the Board of Directors of Evergy, Inc.

Vote on Directors

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

		For	Against	Abstain
1a.	Kirkland B. Andrews	☐	☐	☐
1b.	Terry Bassham	☐	☐	☐
1c.	Mollie Hale Carter	☐	☐	☐
1d.	Richard L. Hawley	☐	☐	☐
1e.	Thomas D. Hyde	☐	☐	☐
1f.	B. Anthony Isaac	☐	☐	☐
1g.	Paul M. Keglevic	☐	☐	☐
1h.	Sandra A.J. Lawrence	☐	☐	☐
1i.	Ann D. Murtlow	☐	☐	☐
1j.	Sandra J. Price	☐	☐	☐
1k.	Mark A. Ruelle	☐	☐	☐
1l.	S. Carl Soderstrom Jr.	☐	☐	☐
1m.	John Arthur Stall	☐	☐	☐

Vote on Proposals

The Board of Directors recommends you vote FOR management Proposal 2:

		For	Against	Abstain
2.	Approval, on a non-binding advisory basis, the 2019 compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote FOR management Proposal 3:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof will be voted by the person named in this proxy in their discretion.

Please indicate if you plan to attend this meeting. ☐ *Yes* ☐ *No*

Please sign your name exactly as it appears on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ADMISSION TICKET

Please bring this ticket to the Annual Meeting

Notice of Annual Meeting of Shareholders

EVERGY, INC.

2020 Annual Meeting of Shareholders

For the purpose of considering and acting upon the election of the Company's directors, to approve on a non-binding advisory basis the 2019 compensation of the Company's named executive officers, to ratify the appointment of the Company's independent registered public accounting firm for 2020, and such other business as may properly come before the meeting, or any adjournment thereof.

Tuesday, May 5, 2020

10:00 a.m. Central Daylight Time

Cedar Point Training Facility

10058 Raytown Road

Kansas City, Missouri 64134

You have the option to access future annual reports, proxy statements, and other proxy solicitation materials over the Internet, instead of receiving those documents in paper form. If you give your consent, in the future when such material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. The material will be available in PDF format. There is no cost to you for this service other than any charges imposed by your Internet Provider. Once you give your consent, it will remain in effect until you inform us otherwise in writing. You may revoke your consent, or request paper copies of the material, at any time by notifying Evergy's Investor Relations department at 1-800-245-5275.

E91121-P33323

EVERGY, INC.

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on Tuesday, May 5, 2020

The undersigned hereby appoints Terry Bassham, Anthony D. Somma and Heather A. Humphrey and each of them, proxies for the undersigned with power of substitution, to represent and vote all the shares of common stock of Evergy, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, May 5, 2020, and any adjournment or postponement of such meeting, upon the matters set forth on the reverse side of this card, and in their discretion upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. This proxy revokes all prior proxies given by the undersigned. This proxy also provides voting instructions to the plan administrators of the Evergy, Inc. 401(k) Plan.

This proxy, if properly executed and returned, will be voted as directed on the reverse side. **If this card is properly executed and returned without direction, such shares will be voted in accordance with the recommendations of Evergy, Inc.'s Board of Directors.** If any other matters properly come before the meeting or any adjournment or postponement thereof, the persons named in this proxy will vote in their discretion.

The Board of Directors recommends a vote FOR each of the nominees listed in Management Proposal 1 and FOR Management Proposals 2 and 3.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

Continued and to be signed on reverse side